UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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First Niagara Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

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Notice of 2011 Annual Meeting and Proxy Statement
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
STOCKHOLDERS ENTITLED TO VOTE
VOTING PROCEDURES AND METHOD OF COUNTING VOTES
REVOCATION OF PROXIES/VOTING OF SHARES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SECURITIES OWNED BY DIRECTORS AND NAMED EXECUTIVE OFFICERS
PROPOSAL I — ELECTION OF DIRECTORS
THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED UNDER PROPOSAL I
BOARD OF DIRECTORS
THE AUDIT COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
THE COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
PROPOSAL II-AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD
PROPOSAL III — AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO ELIMINATE THE “FAIR PRICE” PROVISION
PROPOSAL IV — ADVISORY NON-BINDING VOTE TO APPROVE OUR EXECUTIVE COMPENSATION PROGRAMS AND POLICIES
PROPOSAL V — ADVISORY NON-BINDING VOTE ON FREQUENCY OF SAY-ON-PAY VOTES
PROPOSAL VI — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING
OTHER MATTERS
MISCELLANEOUS
Appendix A

Notice of 2011 Annual Meeting and Proxy Statement

First Niagara Financial Group, Inc.
726 Exchange Street
Suite 618
Buffalo, New York 14210
March 18, 2011
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of stockholders of First Niagara Financial Group, Inc. to be held at Larkin at Exchange, 726 Exchange Street, Buffalo, New York 14210, on April 26, 2011 at 10:00 a.m. local time.
The business to be conducted at the Annual Meeting consists of the election of four (4) directors; consideration of an amendment to our Certificate of Incorporation to implement the phased in declassifying of our Board of Directors; consideration of an amendment to our Certificate of Incorporation to eliminate the “Fair price” provision by deleting the current text of Article EIGHTH; an advisory (non-binding) vote on executive compensation; an advisory (non-binding) vote on the frequency of future advisory votes on executive compensation; and the ratification of the appointment of KPMG LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2011. Information regarding these matters can be found in the attached proxy statement.
We urge you to vote for the election of directors, for both amendments of our Certificate of Incorporation, to approve our executive compensation programs and policies and follow our recommendation on the frequency vote, and to ratify the appointment of KPMG LLP as our Independent Registered Public Accounting Firm.
You may indicate your vote on the enclosed proxy card, by telephone, or online, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted. Your vote is important.

Sincerely,
/s/ John R. Koelmel
John R. Koelmel
President and Chief Executive Officer

First Niagara Financial Group, Inc.
726 Exchange Street
Suite 618
Buffalo, New York 14210
(716) 819-5500
NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
to be held on April 26, 2011
Notice is hereby given that the Annual Meeting of stockholders will be held at Larkin at Exchange, 726 Exchange Street, Buffalo, New York 14210 on April 26, 2011 at 10:00 a.m. local time.
A proxy statement and proxy card for the Annual Meeting are enclosed. The Annual Meeting is for the purpose of considering and acting upon:
1.	the election of four directors;

2.	the amendment of our Certificate of Incorporation to implement the phased in declassifying of our Board of Directors;

3.	the amendment to our Certificate of Incorporation to eliminate the “Fair price” provision by deleting the current text of Article EIGHTH;

4.	an advisory (non-binding) vote to approve our executive compensation programs and policies as described in this proxy statement;

5.	an advisory (non-binding) vote on the frequency of future votes on executive compensation; and

6.	the ratification of the appointment of KPMG LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2011.
In addition, other matters that may properly come before the Annual Meeting, or any adjournments of the Annual Meeting, may also be considered. To date, the Board is not aware of any other such business.
Stockholders who owned shares as of the close of business on March 4, 2011 are entitled to attend and vote at the Annual Meeting. A list of eligible stockholders will be available for inspection at the Annual Meeting, as well as for a period of ten days prior to the Annual Meeting, at our Headquarters at Larkin at Exchange, located at 726 Exchange Street, Buffalo, New York 14210.
It is important that your shares be represented and voted at the Annual Meeting.

Buffalo, New York	/s/ John Mineo John Mineo
March 18, 2011	Corporate Secretary
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 26, 2011. This proxy statement and the Company’s Annual Report on Form 10-K are available at: http://www.amstock.com/proxyservices/viewmaterials.asp?CoNumber=25872

PROXY STATEMENT
First Niagara Financial Group, Inc.
726 Exchange Street
Suite 618
Buffalo, New York 14210
(716) 819-5500
ANNUAL MEETING OF STOCKHOLDERS
April 26, 2011
This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of First Niagara Financial Group, Inc. (the “Company”) to be used at the Annual Meeting, which will be held at Larkin at Exchange, 726 Exchange Street, Buffalo, New York 14210 on April 26, 2011 at 10:00 a.m. local time, and all adjournments of the Annual Meeting. The accompanying Notice of Annual Meeting of stockholders and proxy statement are being mailed to stockholders on or about March 18, 2011.
STOCKHOLDERS ENTITLED TO VOTE
Holders of record of our common stock, par value $0.01 per share (“Common Stock”), as of the close of business on March 4, 2011 (the “Record Date”) are entitled to one vote for each share held, except as described below. As of the Record Date, we had 209,332,347 shares of Common Stock issued and outstanding. The presence, in person or by proxy, of at least a majority of the total number of issued and outstanding shares of Common Stock entitled to vote is necessary in order to constitute a quorum at the Annual Meeting. In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

In accordance with the provisions of our Certificate of Incorporation, record holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the “Limit”) are not entitled to any vote with respect to the shares held in excess of the Limit. Our Certificate of Incorporation authorizes the Board:
1.	to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and
2.	to require that any person who is reasonably believed to beneficially own stock in excess of the Limit provide information to enable the Board to implement and appropriately apply the Limit.
VOTING PROCEDURES AND METHOD OF COUNTING VOTES
As to the election of directors, a stockholder may vote “FOR” the election of the four nominees proposed by the Board, or “WITHHOLD AUTHORITY” to vote for the nominees being proposed. Under Delaware law and our Certificate of Incorporation and Bylaws, directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which authority to vote for the nominees being proposed is withheld.
As to the amendments of our Certificate of Incorporation, the approval of our compensation programs and policies and the ratification of KPMG LLP as our Independent Registered Public Accounting Firm, a stockholder may vote “FOR” the item, vote “AGAINST” the item, or “ABSTAIN” from voting on such item. The amendments to our Certificate of Incorporation require a “FOR” vote by at least 80% of our outstanding common stock. Under our Certificate of Incorporation and Bylaws and Delaware law, the approval of our executive compensation programs and policies and the ratification of KPMG LLP as our Independent Registered Public Accounting Firm shall be determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.” With respect to the advisory vote on the frequency of future votes on executive compensation, a stockholder may vote for one, two or three years, or may abstain, and the advisory vote on frequency will be the number of years which receives the most votes cast.

Registered Stockholders
If you are a registered stockholder as of the Record Date, you are able to vote your proxy using any of the following options:
•	by mail — complete the enclosed proxy card and return it in the postage-paid envelope provided;
•	by telephone — call 1-800-776-9437 (in the United States) or 1-718-921-8500 (outside the United States) and then follow the voice instructions. Please have your proxy card and your social security number or tax identification number available when you call; or
•	online — as prompted by the menu found at http://www.voteproxy.com; follow the instructions to obtain your records and submit an electronic ballot. Please have your proxy card and your social security number or tax identification number available when you access this voting site.
Shares Held in Street Name
If you have selected a broker, bank, or other intermediary to hold your Common Stock rather than having them directly registered with our transfer agent, American Stock Transfer & Trust Company LLC (“AST”), you will receive instructions directly from your broker, bank, or other intermediary in order to vote your shares. Your brokerage firm may also provide the ability to vote your proxy by telephone or online. Please be advised that if you choose to not vote your proxy, your brokerage firm has the authority under applicable stock market rules to vote your shares “FOR” or “AGAINST” routine matters. Accordingly, we urge you to vote by following the instructions provided by your broker, bank, or other intermediary. Proxies solicited for the Annual Meeting will be returned to and tabulated by AST, the inspector of election designated by the Board.
REVOCATION OF PROXIES/VOTING OF SHARES
Stockholders who execute proxies in the form solicited retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments of the Annual Meeting. Proxies solicited on behalf of the Board will be voted in accordance with the directions given on the proxy card. Where no instructions are indicated, validly executed proxies will be voted “FOR” the director nominees, the two amendments to our Certificate of Incorporation, the approval of executive compensation and the ratification of KPMG LLP and will be voted for three years on the frequency vote on voting for executive compensation.
Regardless of the voting method you use, you may revoke your proxy and cast a new vote at the Annual Meeting. Accordingly, a proxy may be revoked at any time prior to its exercise by:
•	sending a written notice of revocation to John Mineo, Corporate Secretary, at the address set forth in this proxy statement;
•	properly submitting a duly executed proxy bearing a later date; or
•	attending the Annual Meeting and voting in person.
However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your broker or record holder in order to vote in person at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
Persons and groups who beneficially own in excess of 5% of Common Stock are required to file certain reports with the Company and Securities and Exchange Commission (“SEC”) regarding such ownership. The following table summarizes certain information regarding persons whose beneficial ownership is in excess of 5% based on reports filed with the SEC:

	Amount of Shares
Name and Address	Owned and Nature of	Percent of Shares of
of Beneficial Owners	Beneficial Ownership	Common Stock Outstanding
BlackRock, Inc. 40 East 52nd Street New York, NY 10022 (1)	14,245,110	6.8%

Capital World Investors 333 South Hope Street Los Angeles, CA 90071 (2)	12,900,000	6.2%

Janus Capital Management LLC 151 Detroit Street Denver, CO 80206 (3)	14,968,020	7.2%

Marisco Capital Management, LLC 1200 17th Street, Suite 1600 Denver, CO 80202 (4)	18,917,443	9.1%

(1)	Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 4, 2011.

(2)	Based on a Schedule 13G/A filed by Capital World Investors with the SEC on February 14, 2011.

(3)	Based on a Schedule 13G filed by Janus Capital Management LLC with the SEC on February 14, 2011.

(4)	Based on a Schedule 13G filed by Marisco Capital Management, LLC with the SEC on February 11, 2011.
SECURITIES OWNED BY DIRECTORS AND NAMED EXECUTIVE OFFICERS
The following table details, as of the Record Date, information concerning the beneficial ownership of our Common Stock by;
•	each director,

•	our principal executive officer, principal financial officer, and the three other most highly compensated executive officers in 2010 (collectively, “Named Executive Officers”), and;

•	all directors and Named Executive Officers as a group.
In general, beneficial ownership includes those shares that can be voted or transferred, including shares which may be acquired under stock options that are currently exercisable or become exercisable within 60 days.

Stock Ownership of Directors and Named Executive Officers

							Unvested
		Shares	Options				Awards
		Owned	Exercisable				included in
	Position(s) held in the	Directly and	within 60	Beneficial		Percent	Beneficial
Names	Company	Indirectly(1)	days	Ownership(2)		of Class	Ownership(2)
Nominees
Thomas E. Baker	Director	43,545	24,795	68,340		*	7,540
G. Thomas Bowers	Director, Chairman	102,244	24,500	126,744		*	9,119
William H. (Tony) Jones	Director	145,259	25,480	170,739		*	6,360
Peter B. Robinson	Director	—	—	—		—	—
Other Directors
Carl A. Florio	Director	716,236	50,000	766,236		*	4,600
Barbara S. Jeremiah	Director	10,769	—	10,769		*	4,600
John R. Koelmel	President and CEO	279,958	467,988	747,946		*	90,216
George M. Philip	Director	28,609	24,795	53,404		*	7,540
Louise Woerner	Director	86,391	—	86,391		*	6,360
David M. Zebro	Director, Vice Chairman	51,023	31,868	82,891		*	6,360
Named Executive Officers who are not Directors
Michael W. Harrington	Chief Financial Officer	55,267	133,975	189,242		*	10,119
Daniel E. Cantara, III	Executive Vice President	108,290	183,974	292,264		*	22,669
Gary M. Crosby	Executive Vice President	44,366	19,813	64,179		*	37,233
Oliver H. Sommer	Executive Vice President	26,114	—	26,114		*	23,111

All Directors and Named Executive Officers as a group (14 persons)				2,685,259	(3)	1.28%

*	Less than 1%

(1)	Unless otherwise indicated, each person effectively exercises sole, or shared with spouse, voting and dispositive power as to the shares reported.

(2)	Includes shares granted under the First Niagara Financial Group, Inc. 1999 Recognition and Retention Plan and the 2002 Long-Term Incentive Stock Benefit Plan, which are subject to future vesting, but as to which voting may currently be directed.

(3)	Includes 11,728 shares of Common Stock allocated to the accounts of members of the Named Executive Officers under the First Niagara Financial Group, Inc. Employee Stock Ownership Plan (“ESOP”) and excludes the remaining 4,326,902 shares of Common Stock owned by the ESOP for the benefit of the employees. Under the terms of the ESOP, shares of Common Stock allocated to the account of employees are voted in accordance with the instructions of the respective employees. Unallocated shares are voted by the ESOP Trustee in the same proportion as the vote obtained from participants on allocated shares.
Section 16(a) Beneficial Ownership Reporting Compliance
Our Common Stock is registered with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934. Accordingly, our directors, executive officers and beneficial owners of more than 10% of our Common Stock are required to disclose beneficial ownership and changes in beneficial ownership on Forms 3, 4, and 5 which are filed with the SEC. At the present time, we have no knowledge of any individual, group, or entity with beneficial ownership of more than 10% of our outstanding Common Stock. In addition, based on our review of ownership reports, we believe our directors and executive officers complied with the reporting requirements of Section 16(a) for the year ended December 31, 2010.
PROPOSAL I — ELECTION OF DIRECTORS
Our Board currently consists of ten members and is divided into three classes with one class of directors elected each year. Four directors will be elected at the Annual Meeting to serve for a three year period and until their respective successors have been duly elected.
The Board has nominated Thomas E. Baker, G. Thomas Bowers, William. H. (Tony) Jones and Peter B. Robinson for election as directors, each of whom has agreed to serve if so elected for a term which expires in 2014. Please refer to the sections entitled “Nominees for Director” and “Stock Ownership of Directors and Named Executive Officers” for additional information regarding the nominees.

It is intended that the proxies solicited on behalf of the Board (other than proxies in which the vote is withheld as to the nominees) will be voted at the Annual Meeting for the election of the nominees. If the nominees are unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board may recommend. At this time, the Board is not aware of any reason why the nominees would be unable to serve, if elected. Except as indicated in this document, there are no arrangements or understandings between the nominees and any other person involved in the nomination and selection process.
THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED UNDER PROPOSAL I
The following includes a discussion of the business experience for the past five years for each of our nominees, directors, and Named Executive Officers as well as the qualifications that were the basis for the Board determining that each director or nominee should serve on the Company’s Board. The term of office noted for directors includes the initial appointment to the Board of First Niagara Bank, N.A.
Nominees for Director
THOMAS E. BAKER, 67, has been a director since 2007. He is currently a director of Computer Task Group, a company which provides high value, industry specific information technology solutions and services, where he also serves as financial expert and Chair of the Audit Committee. He is a retired President of The John R. Oishei Foundation, the largest private foundation in Western New York, where he served from 1998 through 2006, and where he still serves on the Board. Prior to that, he was with Price Waterhouse for 33 years, including 20 years as a partner and several years as Managing Partner of the Buffalo office. The Board believes Mr. Baker brings highly desirable audit and risk management skills to the Board, having formerly served as the engagement partner for two commercial banks while he was with Price Waterhouse. His service on the Computer Task Group board brings additional audit committee experience. He is deeply familiar with the Company’s Western New York service territory, having served in high profile public service positions there, and possesses wide knowledge of its business community.
G. THOMAS BOWERS, 67, has been a director since 2003. He has been Chairman of the Board since October 2007. He was elected to the Board in January 2003 upon completion of the merger between the Company and Finger Lakes Bancorp, Inc. where he had been Chairman, President, and Chief Executive Officer from 1995 to 2003. He is the former President, Chief Executive Officer and Chairman of Ithaca Bancorp, Inc., and he is the former President and Chief Executive Officer of Columbia Banking Savings and Loan Association, a Federal savings and loan. He has served two terms on the Board of the Federal Home Loan Bank of New York and on the board of over twenty non-profit organizations. Mr. Bowers serves as Chairman of the Board of Catalyst Direct, a privately held company in Rochester, New York. Mr. Bowers offers experience as President and Chief Executive Officer of three different banks in upstate New York during his 40 year career in banking. His knowledge of the regulatory landscape, merger and acquisition activity, and principles of effective corporate governance demonstrate his experience necessary to serve as nonexecutive chairman of the board.
WILLIAM H. (TONY) JONES, 68, has been a director since 2005. He has served as the President of Roe Jan Independent Publishing Co., Inc. since 1986. The company formerly owned community newspapers in Upstate New York, and since 2001 has provided consulting services for community newspapers and similar publications throughout the U.S. Upon completion of the merger between the Company and Hudson River Bancorp, Inc., where he had been the nonexecutive Chairman, he was elected Vice Chairman of the Board in January 2005 and served in that role through September 2007. Mr. Jones provides the Board with familiarity in media, marketing, and monitoring generational change. As the former nonexecutive chair of Hudson River Bank & Trust Company, and 18 year bank board veteran, he brings skills related to corporate governance, strategic planning and organizational growth.
PETER B. ROBINSON, 62, has been a director since March 2011. He retired in 2010 from the Burger King Corporation, where he most recently served as Executive Vice President, with responsibility for Burger King’s global marketing and strategy functions. From 2006 to 2009 he was the Executive Vice President and President of Burger King’s Europe, Middle East and Africa business segment. Before joining Burger King, Mr. Robinson worked for General Mills, Inc. as President of Pillsbury, U.S.A. and Senior Vice President of General Mills, Inc. from 2001 to 2006, and earlier in his career he held positions of increasing responsibility at The Pillsbury Company, Pepsico, Kraft General Foods and Procter & Gamble. He is currently a director of Lumber Liquidators, a rapidly-growing supplier and retailer of hardwood flooring. As a Board member, Mr. Robinson brings larger public company experience, with skills in marketing, strategy and corporate governance.

Continuing Directors — term to Expire 2012
CARL A. FLORIO, 62, has been a director since January 2009. He has been the Vice Chairman of Paradigm Capital Management, Inc., an institutional money management firm, since 2008 and Vice Chairman of CL King and Associates, an institutional fixed income equity trading and research group, since 2008. He served as a senior executive of the Company upon completion of the merger between the Company and Hudson River Bancorp, Inc., from January 2005 to January 2008. Prior to that, he had been President and Chief Executive Officer of Hudson River Bancorp, Inc. beginning in 1995. He is currently a director of American Bio Medica Corporation, where he is a member of the Audit, Compensation and Executive Committees. As former Audit Chair of the Federal Home Loan Bank of New York, Mr. Florio brings valuable risk management experience. His service as President and Chief Executive Officer of Hudson River Bank & Trust Company gives him a deep knowledge of the Eastern New York sector of the Company’s business, and his prior executive positions with the Company provide first-hand knowledge of the Company and its personnel. He provides expertise to the Board in the areas of mergers and acquisitions, investment banking, and institutional shareholders.
DAVID M. ZEBRO, 60, has been a director since 2002. He was elected Vice Chairman of the Board, effective October 2007. He has been a Principal of Strategic Investments & Holdings, Inc., a private equity group, since 1984. He is currently a director and Chair of the Finance Committees of the Roswell Park Cancer Hospital Foundation and Great Lakes Health, and has served in leadership positions with a number of non-profit organizations in Western New York. Mr. Zebro brings strong financial credentials and expertise with operating companies in a variety of sectors and locations under differing economic conditions. His specific skills span mergers and acquisitions, financial forecasting and analysis, executive recruitment, operations management, compensation, and strategic planning.
Continuing Directors — term to Expire 2013
BARBARA S. JEREMIAH, 59, has been a director since 2010. She retired in 2009 from Alcoa, Inc., the world’s leading aluminum producer, where she served as Executive Vice President, Corporate Development, from 2002 to 2008, leading Alcoa’s merger, acquisition and divestiture activities. She is currently a director of Allegheny Technologies, Inc., one of the largest and most diversified specialty metal producers in the world, where she is a member of the Audit and Technology Committees, and of EQT Corporation, a fully integrated energy company focusing on Appalachian natural gas operations, where she is a member of the Audit Committee. She also serves on the Boards of Alcoa Foundation, the Pittsburgh Symphony Orchestra and the University of Virginia Law School Foundation. As a Board member, Ms. Jeremiah provides the Board with larger public company experience, and skills in corporate management, strategic planning, corporate development, and mergers and acquisitions. As a current board member of two public companies also serving the Western Pennsylvania market, she has helped facilitate the Company’s entry into a new market area. Her former service as Alcoa’s Corporate Secretary provides experience in governance and board effectiveness.
JOHN R. KOELMEL, 58, has been a director since 2007. He was elected President and Chief Executive Officer in December 2006. Upon joining the Company in January 2004, he served as Executive Vice President and Chief Financial Officer. Mr. Koelmel spent the initial 26 years of his career at KPMG LLP, where he served many banking and financial services clients, serving as Managing Partner of the Buffalo office and the firm’s Upstate New York Business Unit. As CEO of the Company, Mr. Koelmel provides the Board with unique insight into Company strategy, business planning, and operations. His career at KPMG and as an independent consultant with respect to strategic planning, finance and related activities of local companies, as well as his role in numerous professional and community organizations in Buffalo and Western New York, give him deep familiarity with local customers and the economy where the Company does business. Mr. Koelmel is also chair of the Kaleida Health Board of Directors, the largest health care provider in Western New York through its five hospitals and numerous community health care centers.

GEORGE M. PHILIP, 63, has been a director since 2007. He has served as the President of the University at Albany, State University of New York, since November 2007. He retired as Executive Director of the New York State Teachers’ Retirement System, one of the ten largest public retirement funds in the nation, where he worked from 1971 to 2007. Mr. Philip serves on the Board of Directors of US Airways Group, Inc., where he is the Chair of the Audit Committee, and a member of the Governance and Nominating Committee, and the Research Foundation of the State University of New York, where he is the Chair of the Finance and Investment Committees. He is a current or past member of numerous professional organizations and governing bodies involved in financial, educational and community activities. With his long service with the New York State Teachers’ Retirement System, Mr. Philip brings expertise in financial matters and risk management. His position at US Airways provides additional large public company experience in a government regulated industry, and his numerous other nonpublic company board positions give him special understanding of the education, health care and technology sectors, which are all important constituencies in the Company’s strategic growth planning.
LOUISE WOERNER, 68, has been a director since 2002. She is the Chairman and Chief Executive Officer of HCR Home Care (“HCR”), a certified and licensed home healthcare agency and health research firm serving nine counties across New York State. HCR, which she founded in 1978, has over 900 employees. She served two terms as a Branch Director and on the Small Business Advisory Board for the New York Federal Reserve Bank and on the Advisory Board for Chase Lincoln Bank of New York (now JP Morgan Chase) from 1993 to 1999. From 2002 to 2008, she was a director of HealthNow Inc., a health insurance company, where she chaired the Compensation and Succession Planning Committee. She has served on a number of non-profit boards and foundations. Ms. Woerner received an award in entrepreneurship from the President of the United States and has success in a regulated industry where political outreach is a necessity. She brings expertise in finance, strategic thinking, talent management, and firsthand knowledge of service and health, important sectors where the Company does business. Her terms on the Federal Reserve Bank provide insight into the banking industry and regulation.
Named Executive Officers who are not Directors
MICHAEL W. HARRINGTON, 47, has been Chief Financial Officer since December 2006. Prior to that, he served as Senior Vice President and Treasurer of the Company since April 2003. Before joining the Company in 2003, he served in various finance leadership roles at other financial institutions.

DANIEL E. CANTARA III, 51, has been Executive Vice President, Commercial Services Group and Regional President, Western New York, since February 2007. Prior to that, he served as Senior Vice President, Business and Financial Services since June 2001.
GARY M. CROSBY, 57, has been Executive Vice President and Chief Operating Officer since early 2010. Prior to that, he served as Executive Vice President and Chief Administrative Officer since July 2009. Before joining the Company, he left the private sector in 2004 for full-time community service with the Buffalo City School District, the second largest in New York State, as Chief Financial Officer and Chief Operating Officer until 2009. From 1999 to 2003 he was a venture capital partner with Seed Capital Partners, and from 1991 to 1999, he was a founding stockholder of ClientLogic Corporation, where he was Chief Financial and Operating Officer.
OLIVER H. SOMMER, 43 has been Executive Vice President, Corporate Development since April 2010. Prior to joining the Company, he served as a consultant to the Company as President of Aston Associates, which he had been with since 1996. Prior to joining Aston, Mr. Sommer held various positions at CoreStates Bank in corporate and international banking, personal financial services, and investment management divisions.

BOARD OF DIRECTORS
Board Independence
The Board has determined that, except for Mr. Koelmel, each member of the Board is an “independent director” within the meaning of the NASDAQ corporate governance listing standards and our corporate governance guidelines. Mr. Koelmel is not considered independent because he is an executive officer of the Company.
In reaching its determination regarding the independence of the non-employee directors, the board considered that Messrs. Bowers and Florio, and Ms. Woerner had mortgage loans outstanding or lines of credit with First Niagara Bank, N.A., the Company’s wholly owned subsidiary. As discussed under “Transactions with Certain Related Persons,” these credit arrangements are permitted under applicable regulations.
Board Leadership Structure
The Board has been chaired by an independent director, rather than the chief executive officer, since 2003. The current chair is Mr. Bowers. The Board believes that this structure helps to delineate the role of the chair in managing the board, which in turn serves in an oversight capacity, from the responsibilities of the chief executive officer in managing the operations of the Company, especially in a period of change and growth to help maximize the function and contribution of the Board. The Board believes that the determination of the appropriate leadership structure is based more on factors such as the composition and dynamics of the board, whether the board is able to fully exercise its independence in whatever structure is chosen, there being an experienced director with the time available to assume the role of the chair and the particular needs of the corporation at any given time, as opposed to criteria such as size of the company or the nature of its business.
The Role of the Board in Risk Oversight
The Board’s Risk and Audit Committees, each comprised entirely of independent directors, play key roles in the Board’s understanding, identification and management of risk. The Risk Committee assists the Board in fulfilling its oversight responsibilities with respect to corporate risk management, lending and credit related activities and trust activities. The Risk Committee meets at least three times a year. It is charged with:
•	providing specific oversight of the Company’s enterprise risk management functions and reporting to the Board on its activities;
•	overseeing the implementation of an effective process for managing the Company’s interest rate, liquidity and similar market risks; and
•	reviewing the Company’s risk-related capital plan and reviewing and providing guidance to the Board on significant financial policies and matters of corporate finance, including the Company’s dividend policy, share repurchase program, and the issuance or retirement of debt and other securities.
The Audit Committee, in the course of assisting the Board in fulfilling its financially related oversight responsibilities, reviews the annual Risk-Based Audit Plan. The Audit Committee has oversight responsibility with respect to the integrity of the Company’s financial reporting process and systems of internal controls regarding finance and accounting, as well as its financial statements.
Board Meetings and Committees
During 2010, the Board met nine times. Each director attended at least 90% of the combined total number of meetings of the Board and Board Committees of which he or she was a member. Consistent with the Company’s corporate governance guidelines, the independent directors meet in executive session at each Board meeting. In addition, our corporate governance guidelines provide that all directors are expected to attend each Annual Meeting. All directors attended the Annual Meeting held on April 27, 2010, and we anticipate that all directors will attend the 2011 Annual Meeting.
The Board has five standing committees: Executive, Governance/Nominating, Audit, Compensation, and Risk. The Board has adopted a written charter for each of the standing committees, which is available on our website at www.fnfg.com.
Executive Committee
The Executive Committee’s primary responsibilities are to act on behalf of the Board between meetings, to handle administrative issues in order to allow for more efficient operations of the Board, as well as to provide advice and counsel to the CEO. The Executive Committee met five times during 2010.

Governance/Nominating Committee
The primary responsibilities of the Governance/Nominating Committee are to ensure good corporate governance by assisting the Board in identifying qualified individuals for Board membership, in determining the size and composition of the Board and its committees, in monitoring a process to assess Board and Board member effectiveness, as well as developing and implementing the Corporate Governance Guidelines. Our Governance/Nominating Committee is also responsible for the determination of director independence as defined by NASDAQ corporate governance listing standards and administration of the Board’s peer review evaluation. Each member of the Governance/Nominating Committee is considered “independent” as defined in the NASDAQ corporate governance listing standards. The Governance/Nominating Committee met four times during 2010.
Audit Committee
The primary role of the Audit Committee is to assist the Board in fulfilling oversight responsibilities with respect to the integrity of our financial statements and other financial information provided to our stockholders and others. Our Audit Committee oversees the retention of our Independent Registered Public Accounting Firm, including oversight of the terms of the engagement as well as their independence and objectivity. However, Audit Committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the Independent Registered Public Accounting Firm. In addition, the Audit Committee monitors the performance of our internal audit function, internal controls and disclosure controls. The Audit Committee is empowered to retain independent legal counsel and other advisors as deemed necessary or appropriate to assist the committee in fulfilling its responsibilities.
Each member of the Audit Committee is considered “independent” as defined in the NASDAQ corporate governance listing standards and under SEC Rule 10A-3; and the Board believes that Mr. Baker qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the SEC. The report of the Audit Committee is included elsewhere in this proxy statement. The Audit Committee met seven times during 2010.
Compensation Committee
The primary responsibilities of the Compensation Committee are to assist the Board in overseeing workforce development and compensation plans for all employees, setting specific pay levels for directors and Named Executive Officers, and ensuring appropriate plans for leadership succession. Our Compensation Committee also administers and has discretionary authority over the issuance of equity awards under our stock compensation plan. Each member of the Compensation Committee is considered “independent” as defined in the NASDAQ corporate governance listing standards. The report of the Compensation Committee is included elsewhere in this proxy statement. The Compensation Committee met seven times during 2010.
Review of Compensation Related Risk
During the year, we undertook a comprehensive review of all of our incentive compensation programs, in order to determine whether such programs encouraged inappropriate risk-taking behavior that jeopardized our safety and soundness as a regulated financial institution. This review was undertaken in order to promptly comply with the Inter-Agency Guidance on Sound Incentive Compensation Policies that was jointly published on June 25, 2010, by the Office of the Comptroller of the Currency, the Federal Reserve System, the Federal Deposit Insurance Corporation (“FDIC”), and the Office of Thrift Supervision (“Guidance”). The Guidance requires us to follow three principles: 1) incentives appropriately balance risk and reward; 2) effective internal controls and risk management; and 3) strong corporate governance, including active Board oversight. Specifically, we performed the following process:
•	Created an internal risk assessment team that consists of our human resources department, our general counsel’s office, our director of compliance, our director of enterprise risk management, and our outside legal counsel;
•	Identified and created an inventory of all our incentive compensation arrangements (including rank-and-file and commission arrangements);
•	Utilized a risk assessment tool developed by Pearl Meyer & Partners, the Company’s compensation consultant, that ranked all compensation arrangements on a five point scale, based on categories including performance metrics, program leverage, pay and performance alignment, goal setting process, controls and risk management, plan governance and participant understanding;
•	Conducted a risk assessment of all incentive compensation arrangements in terms of design features, internal controls and governance practices using the assessment tools; and
•	Presented the findings and our preliminary assessments to the Compensation Committee.

Based on our review, the incentive risk assessment team concluded our incentive compensation arrangements do not encourage or reward “unnecessary and excessive” risk taking behavior. Our incentive compensation arrangements have a good balance across many performance measures, controls on the range of payouts, Compensation Committee discretion in making awards, and award levels are reasonable when compared to market practice. Specifically, the following design features, controls and governance policies are in place to mitigate risk taking:
•	Minimum thresholds prior to funding and maximum pool funding targets;
•	Maximum awards (caps) that are paid only for achieving superior performance;
•	Balance of Company, team and individual performance that support our strategic plan and include both financial and asset quality goals;
•	Compensation Committee approval of incentive goals for Executive plans;
•	A large portion of incentive compensation is delivered in stock ensuring our executives and managers are focused on the long-term impact of their decisions; and
•	Our executives are required to own and hold meaningful amounts of stock to ensure alignment with stockholder interests.
As of the date of this proxy, we continue to evolve our risk assessment processes and will be enhancing our review process and updating our incentive compensation arrangements in light of the recent proposal by the FDIC.
Risk Committee
The primary responsibilities of the Risk Committee are to assist the Board in fulfilling its oversight responsibilities with respect to risk related matters of the Company, overseeing the Company’s lending policies and approving significant loans, as well as reviewing the trust operations for First Niagara Bank, N.A.. The Risk Committee met eight times during 2010.
Board Committee Membership
The following chart provides information about Board committee membership and the number of meetings that each committee held in 2010.

Governance/
Names	Executive	Nominating	Audit	Compensation	Risk
Chairman of the Board
G. Thomas Bowers	Chair	✓	✓	✓	✓
Directors
Thomas E. Baker	✓		Chair		✓
Carl A. Florio	✓		✓		✓
Barbara S. Jeremiah				✓	✓
William H. (Tony) Jones	✓	Chair	✓	✓
George M. Philip		✓		Chair
Louise Woerner		✓	✓
David M. Zebro	✓			✓	Chair
Executive Officer
John R. Koelmel	✓

Number of meetings in 2010	5	4	7	7	8

Director Compensation
Our primary goal is to provide competitive and reasonable compensation to non-executive directors in order to attract and retain qualified candidates to serve on our Board. Directors who are also officers of the Company are not eligible to receive board fees. In establishing compensation levels, we consult such resources as The National Association of Corporate Directors Director Compensation Report and receive analyses from the Compensation Committee’s Independent consultant. We utilize a combination of cash and stock, with a focus on providing a significant portion of our compensation in the form of stock. Outside directors are subject to a minimum Common Stock ownership requirement. Within five years after joining the Board, each independent director is required to own $250,000 of our Common Stock.
Compensation
All retainer and meeting fees are paid in cash and are eligible for deferral under the Directors’ Deferred Fees Plan, as defined below. Set forth below is the fee schedule for non-executive directors for 2010:

Annual Retainer Fees
Company:
Chair	$35,000
Director	15,000
First Niagara Bank, N.A:
Chair	17,000
Director	11,000
Committee Chair:
Audit	10,000
Compensation	7,000
Risk	7,000
Governance/Nominating	7,000
Executive	2,000

Board Meeting Fees	1,200

Committee Fees
Audit and Compensation:
Chair	1,200
Member	1,200
Executive, Governance/Nominating, and Risk:
Chair	1,000
Member	1,000
Value of annual restricted stock awards	$50,000
Stock Benefit Plans
Directors are eligible to participate in our stock benefit plans. In 2010, we granted $50,000 in restricted stock to each director. The grants vest at the end of each calendar year. In accordance with our plan documents, the restricted stock becomes immediately vested upon a director’s retirement, death, or disability, or upon change in control of the Company. Directors who are also officers of the Company are not eligible to receive director related stock grants.
Deferred Fees Plan
The Directors’ Deferred Fees Plan (the “Deferred Fees Plan”) is a nonqualified compensation plan, which allows a director to defer retainer and meeting fees earned during a calendar year, and to elect to receive restricted stock units instead of annual restricted stock awards. All cash amounts deferred by a director are fully vested at all times and all restricted stock units become vested on the last day of the calendar year for which they are awarded.
Amounts credited to a deferred fee account may be invested in equity securities, including Company Common Stock, fixed income securities, or money market accounts, but all restricted stock units and dividend equivalent units earned thereon are deemed invested in Company Common Stock. There are no preferential earnings on amounts deferred. Amounts credited to a director’s account will be paid in substantially equal annual installments, as selected by the director at the time the deferral is made. Such payment shall be made at the time selected by the director, which shall be either the first day of the calendar year following cessation of service on the Board, or the later of the first day of the calendar year following cessation of service on the Board or the first day of a calendar year designated by the director on the deferral election form.
In the event a director dies before all payments have been made under the Deferred Fees Plan, the remaining payments will be made to the director’s designated beneficiary in the same time and manner as the payments would have been made to the director. In the event of a director’s death prior to the commencement of benefits under the Deferred Fees Plan, amounts credited to a director’s account will be paid to the director’s beneficiary, in a single lump sum payment or in substantially equal annual installments, as elected by the director at the time the deferral was made. Directors may also receive a whole or partial distribution in the event of an unforeseeable financial emergency.

2010 Total Director Fees
The table below sets forth the total compensation earned by independent directors who served on our Board during 2010.

	Fees Earned or			All Other
Names	Paid in Cash	Stock Awards(1)(2)(3)	Option Awards(1)	Compensation(4)	Total
Thomas E. Baker	$71,900	$50,006	$—	$5,997	$127,903
G. Thomas Bowers	103,100	50,006	—	6,019	159,125
Carl A. Florio	50,500	50,006	—	1,974	102,480
Barbara S. Jeremiah	36,950	37,499	—	1,148	75,597
William H. (Tony) Jones	69,200	50,006	—	4,084	123,290
Daniel W. Judge	15,667	50,006	—	4,638	70,311
George M. Philip	59,650	50,006	—	4,061	113,717
Louise Woerner	57,400	50,006	—	4,084	111,490
David M. Zebro	65,900	50,006	—	4,084	119,990

(1)	The amounts reflect the grant date fair value for awards granted on January 25, 2010 to all directors except Ms. Jeremiah. Ms. Jeremiah’s award was granted on April 27, 2010 upon her election to the Board. Assumptions used in the calculation of these amounts are included in Note 16 to the Company’s audited financial statements for the year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2011.

(2)	Stock awards were granted to Mr. Judge prior to his conclusion of service as a director.

(3)	The aggregate number of outstanding awards as of December 31, 2010 is as follows:

	Unvested Stock	Options	Options
Names	Awards	Exercisable	Unexercisable
Thomas E. Baker	2,940	24,795	8,265
G. Thomas Bowers	2,640	24,500	—
Carl A. Florio	—	50,000	—
Barbara S. Jeremiah	—	—	—
William H. (Tony) Jones	2,640	25,480	—
George M. Philip	2,940	24,795	8,265
Louise Woerner	2,640	—	—
David M. Zebro	2,640	31,868	—

(4)	Represents dividends received during 2010 on unvested restricted stock awards.
Board Nominations
The Governance/Nominating Committee identifies nominees first by evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. As a part of the director re-nomination process, each director whose term will expire in the following year is required to submit a letter to the Chair of the Governance/Nominating Committee stating whether he or she seeks nomination for another term and setting forth the director’s assessment of his or her continued contribution to the board. Candidates for re-nomination are then evaluated by all continuing directors, with the written survey forms compiled by an outside consultant to preserve confidentiality. Survey results are then considered by a re-nomination committee, which consists of all members of the board not up for election in the following year.

If any member of the Board does not wish to continue in service, or if the Governance/Nominating Committee or the Board decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Governance/Nominating Committee would solicit suggestions for director candidates from all Board members and would consider candidates submitted by stockholders. In addition, the Governance/Nominating Committee is authorized by its charter, subject to prior approval from the Board, to engage a third party to assist in the identification of director nominees. The Governance/Nominating Committee would seek to identify a candidate who at a minimum satisfies the following criteria:
•	has the highest personal and professional ethics and integrity and whose values are compatible with ours;
•	has experiences and achievements demonstrating the ability to exercise and develop good business judgment;
•	is willing to make the necessary time commitment to the Board and its committees, which includes being available for Board and committee meetings;
•	is familiar with the communities in which we operate and/or is actively engaged in community activities;
•	is involved in other activities or interests that do not create a conflict with Board responsibilities or our stockholders; and
•	has the capacity and desire to represent the best interests of our stockholders as a group, and not a special interest group or constituency.
The Company’s Corporate Governance Guidelines provide that diversity, prior public company experience, professional discipline, age, and other factors will be used to determine new Board member potential. Diversity includes not only gender and ethnicity, but the various perspectives that come from having differing viewpoints, geographic and cultural backgrounds, and life experiences. This policy is implemented not only by the Governance/Nominating Committee in considering potential director candidates, but also through the directives given by the Committee to third party search firms to take diversity into account in proposing candidates. The Governance/Nominating Committee assesses the effectiveness of its policy through its annual self-assessment process, the re-nomination process and an assessment of the candidates proposed by third party search firms. The Governance/Nominating Committee will also take into account whether a candidate satisfies the criteria for “independence” as defined in the NASDAQ corporate governance listing standards, and, if a candidate with financial and accounting expertise is sought for service on the Audit Committee, whether the individual qualifies as an Audit Committee financial expert.
Procedures for the Consideration of Board Candidates Submitted by Stockholders
The Governance/Nominating Committee has adopted procedures for the consideration of Board candidates submitted by stockholders. Any stockholder can submit the names of candidates for director by writing to the Chair of the Governance/Nominating Committee, at First Niagara Financial Group, Inc., 726 Exchange Street, Suite 618, Buffalo, New York 14210. The Chair of the Governance/Nominating Committee must receive a submission prior to November 18, 2011 in order for a candidate to be considered for next year’s Annual Meeting. The submission must include the following information:
•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Governance/Nominating Committee;
•	the qualifications of the candidate and why this candidate is being proposed;
•	the name and address of the nominating stockholder as it appears on our stock ownership records, and number of shares of our Common Stock that are beneficially owned (if the stockholder is not a holder of record, appropriate evidence of stock ownership should be provided);
•	the name, address, and contact information for the nominated candidate, and the number of shares of our Common Stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stock ownership should be provided);
•	a statement of the candidate’s business and educational experience;
•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;
•	a statement detailing any relationship between the candidate and the Company and between the candidate and any customer, supplier or competitor of the Company;
•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and
•	a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.
A nomination for Board candidates submitted by a stockholder for presentation at an Annual Meeting must comply with the procedural and informational requirements described in “Advance Notice of Business to Be Conducted at an Annual Meeting.”

Stockholder Communications with the Board
Stockholders who wish to communicate with our Board or with any director can write to the Chair of the Governance/Nominating Committee at First Niagara Financial Group, Inc., 726 Exchange Street, Suite 618, Buffalo, New York 14210. The letter should indicate that the writer is a stockholder, and if not a stockholder of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Chair will:
•	forward the communication to the director(s) to whom it is addressed;
•	handle the inquiry directly, for example, a request for information about the Company or a stock-related matter; or
•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal, or otherwise inappropriate.
At each Board meeting, the Chair of the Governance/Nominating Committee shall present a summary of all communications received since the last meeting and make those communications available to the directors upon request.
Code of Ethics
We have adopted a general Code of Ethics that sets forth standards of ethical business conduct for all directors, officers, and employees of the Company. Additionally, we have adopted a Code of Ethics for senior financial officers that is in conformity with the requirements of the Sarbanes-Oxley Act of 2002 and the NASDAQ listing standards. Both documents, in addition to any amendments to or waivers from the Code of Ethics, are available on our website at www.fnfg.com.
The Board has established a means for employees, customers, suppliers, stockholders, and other interested parties to submit confidential and anonymous reports of suspected or actual violations of our Code of Ethics relating, among other things, to:
•	accounting practices, internal accounting controls, or auditing matters and procedures;
•	theft or fraud of any amount;
•	insider trading;
•	performance and execution of contracts;
•	conflicts of interest; and
•	violations of securities and antitrust laws.
Any employee, stockholder, or other interested party can submit a report to the Audit Committee either:
•	by calling a 24-hour, toll-free hotline: 1-877-874-8416, or
•	by secure email at the following website: https://firstniagara.silentwhistle.com.
Transactions with Certain Related Persons
Federal laws and regulations generally require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. However, regulations also permit executive officers and directors to receive the same terms through loan programs that are widely available to other employees, as long as the director or executive officer is not given preferential treatment compared to the other participating employees.

The schedule below sets forth the information required by subparagraphs (1) through (6) of Item 404(a) with respect to the loans or extensions of credit in excess of $120,000 to executive officers and directors. With the exception of mortgage loans, all other credit extended to employees and directors is made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender. Because mortgage loans are the only loans that we extend to executive officers, directors and employees on terms that are not substantially the same as those prevailing for comparable loans where the person is not related to us, the table below includes information only with respect to mortgage loans. These loans do not involve more than the normal risk of repayment or contain other terms which may be unfavorable to the Company.

		Credit	Maximum	Principal	Amount	Interest	Interest
		extended	indebtedness	repaid	outstanding	paid	payable
Related person	Relationship	during 2010	during 2010(1)	during 2010	12/31/10	during 2010	during 2010

Bowers, G. Thomas	Director, Chairman	$—	$721,053	$26,416	$694,637	$35,297	$35,297
Cantara, Daniel	Executive Vice President	—	285,346	21,325	264,021	11,754	11,754
Crosby, Gary	Executive Vice President	417,000	417,000	4,156	412,844	10,708	10,708
Harrington, Michael	Executive Vice President	—	218,493	20,195	198,298	9,135	9,135
Koelmel, John R.	President and CEO	—	564,591	157,262	407,329	25,334	25,334

TOTAL		$417,000	$2,206,483	$229,354	$1,977,129	$92,228	$92,228

(1)	All loans are residential mortgage loans
Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits an issuer from: (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director. There are several exceptions to this general prohibition, one of which is applicable to First Niagara Bank, N.A. Sarbanes-Oxley does not apply to loans made by a depository institution that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act. All loans to our directors and named executive officers are made in conformity with the Federal Reserve Act and Regulation O.
Our Audit Committee Charter requires that the Audit Committee approve all related party transactions required to be disclosed under Item 404(a) of SEC Regulation S-K.
THE AUDIT COMMITTEE REPORT
As part of its activities for 2010, the Audit Committee has:
1. Reviewed and discussed with management and KPMG LLP the Company’s audited consolidated financial statements for the year ended December 31, 2010 and management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2010:
2. Met regularly with our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, internal auditors and KPMG LLP, both together and in separate executive sessions, to discuss the scope and the results of their respective examinations and overall quality of the Company’s financial reporting and internal controls;
3. Discussed with KPMG LLP the required communications of Statement on Auditing Standards No. 61, Communication With Audit Committees;
4. Received the written disclosures from KPMG LLP required by Rule 3526, Communications with Audit Committees Concerning Independence, of the PCAOB and discussed with KPMG its independence from the Company;
5. Pre-approved all audit, audit related and other services to be provided by KPMG LLP; and
6. Reviewed and approved the Risk Based Internal Audit Plan.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and be filed with the SEC. In addition, the Audit Committee appointed KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2011, subject to the ratification of this appointment by the stockholders.
The Audit Committee

Thomas E. Baker (Chair)	G. Thomas Bowers

William H. (Tony) Jones	Louise Woerner

Carl A. Florio

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Business Highlights
In 2010, we continued to deliver exceptional stockholder value, outperform our peers, successfully execute our growth strategy, deliver record profitability and make credit widely available to individuals and businesses across the communities we serve.
At year end, we were a top 35 U.S. bank based on market capitalization. When our pending merger with NewAlliance Bancshares, Inc. (“NewAlliance”) is completed, which is expected to be early in the second quarter of 2011, we will be among the top 25 publicly traded U.S. banks based on market capitalization. This was achieved during a year of stabilization in the banking industry. We believe we are well positioned to respond to the new regulatory environment following enactment of the Dodd-Frank financial services reform law.
We further distinguished and differentiated ourselves from peers and the industry in general. We achieved record operating net income1 of $174.1 million. This represented an increase of 21% over the prior year. Our financial performance was driven by strong organic growth. Excluding balances acquired in our April 2010 merger with Harleysville National Corporation (“Harleysville”), we experienced growth of 21% in our commercial loan portfolio, 17% in our home equity loans portfolio, and 11% in our core deposits. Additionally, our long standing credit discipline has kept us in good stead throughout the continued financial uncertainty.
As part of our capital management initiatives, in 2010 we obtained first-time investment grade credit ratings from both Moody’s Investors Service and Standard and Poor’s Rating Service (“S&P”) which supplemented our existing BBB rating from Fitch. With Baa1 and BBB-first-time ratings from Moody’s and S&P, respectively, the agencies cited the strength of our earnings, capital, credit quality, and liquidity. Just one year after our initial rating by S&P, in the first quarter of 2011, S&P upgraded our credit rating to BBB.
Having ratings from the three leading agencies provides us access to broader segments of the capital markets for alternative funding sources to support our planned growth. Accordingly, we issued $300 million in senior unsecured notes early in 2010, which is in addition to the more than $1 billion in capital raised through public equity offerings since 2008. This string of successful offerings and consistent earnings allowed us to exceed “well-capitalized” regulatory capital levels by a wide margin in 2010, and positioned us well for even more stringent capital requirements that regulators may impose in the future. In short, we believe our capital and liquidity positions afford us sufficient flexibility to pursue our growth strategy.
In April 2010, we completed our acquisition of Harleysville in Eastern Pennsylvania. Upon completion of our pending merger with NewAlliance, we will grow to more than $30 billion in assets, $18 billion in deposits, $15 billion in loans and 343 branches across upstate New York, Pennsylvania, Connecticut and Massachusetts. Combined, the NewAlliance and Harleysville transactions add 171 branch locations, $9 billion in deposits and $8 billion in loans in very attractive markets, broadening our proven business model over a geographic footprint in contiguous markets across four states. Like the Harleysville acquisition, the NewAlliance transaction is expected to be immediately accretive to earnings and enhance stockholder value.
Our stock performance over the recent, challenging economic cycle has also significantly outperformed our peers and the financial services industry in general. We have also outperformed the NASDAQ Composite and KBW Regional Banking indices by a wide margin during the three year period ended December 31, 2010, providing stockholders with a total return of 32% as compared to 3% for the NASDAQ Composite Index, and a negative return of 24% for the KBW Regional Banking index. In addition, twice in the past year we increased our dividend by $0.01 per share.
In 2010, total loan originations, including line of credit advances, grew by 97% to $6.8 billion, which is on top of a 20% increase in 2009 over our 2008 loan originations.
In 2010, prominent national business and banking news media reported on our performance and sought our executives’ opinions on a range of industry issues. Our increased profile is also evidenced by the expanding universe of research analysts following us along with an increase in favorable stock opinions.

[1]	Reported Generally Accepted Accounting Practices (GAAP) net income adjusted for merger and acquisition integration expenses and other non-routine items. Reported net income under GAAP amounted to $140.4 million for 2010. Operating net income (non-GAAP) of $174.1 million is reported net income adjusted for $27.6 million of after-tax merger and acquisition integration expenses and $6.1 million of after-tax other non-routine items.

The following discussion focuses on our 2010 compensation practices for our Named Executive Officers. We expect that the performance of each of our Named Executive Officers will impact both our short and long-term performance, so our compensation program is designed to provide rewards for both types of contributions to our success.
Compensation Highlights
Our compensation program and practices are specifically designed to reward executives in line with our performance against our short-term goals as well as in reflection of long-term sustained results to our stockholders. During 2010, we met or exceeded all our performance goals and ranked at or above median of our peer group for many core financial metrics such as return of average assets, earnings per share growth, and three year total shareholder return.
During 2010, the Compensation Committee assessed our CEO’s pay and performance over single and multiple year periods and compared it to our own performance goals as well as relative to peers. The analyses for performance during 2007 to 2009 confirmed that CEO pay and performance position relative to peers has been appropriately aligned. The Committee will continue to monitor our pay-performance relationships on an annual basis to ensure we maintain alignment.
In addition, we continue to enhance our compensation programs to further ensure our practices are aligned with our philosophy and emerging best practices. Key highlights of our program include:
•	Greater than half our executives’ target compensation is in the form of short and long-term performance based pay, thus reinforcing our pay for performance philosophy.
•	Our executives and board members are expected to acquire and hold stock in accordance with our stock ownership policies, recognizing the importance of aligning our perspectives with our stockholders.
•	We have never provided gross ups and have limited perquisites.
•	We enhanced our long-term incentive program by shifting to a three year performance period and basing awards on our total stockholder return compared to a broad industry index intended to align with perspectives of our stockholders.
•	We added a team component to our short-term incentive plan to measure our success against our core strategic initiatives.
Consistent with our philosophy to evolve and grow, the Compensation Committee will continue to review and enhance our programs as appropriate to meet emerging regulatory requirements and best practices.
Compensation Philosophy and Objectives
The Compensation Committee (“Committee”) believes that an effective executive compensation program rewards the achievement of pre-established short-term, long-term and strategic goals, and aligns executives’ interests with those of our stockholders. The Committee regularly evaluates both performance and compensation relative to other comparable banks. We also manage our Named Executive Officers’ compensation to align with the time horizon of our growth and risk, ensuring our measures and performance assessments consider risk and our safety and soundness as a regulated financial institution. As we grow, we strive to ensure that our compensation programs and practices remain consistent with our philosophy to provide competitive, performance-based, and risk appropriate compensation that enables us to attract, motivate and retain top performers who are essential to our successful growth and performance.
The primary objectives of our executive compensation program are to:
•	provide pay for performance utilizing short and long-term incentives;
•	align executive interests with those of stockholders through appropriate focus on stock-based compensation;
•	be competitive with the marketplace within which we compete for talent;
•	ensure compensation programs reward performance while appropriately managing risk; and
•	enable us to attract, motivate, and retain top talent.
We accomplish all these objectives through a total compensation program that balances fixed and variable (i.e. incentive) compensation with a focus on providing rewards to Named Executive Officers for their contributions to achieving core business objectives and furthering our short and long-term performance. We balance our desire for superior performance with safeguards so that our programs do not result in excessive risk taking that can threaten our long-term value and stability.

We also recognize that our ability to attract and retain top talent has become even more critical as we grow. In fact, we believe our rapid growth is partially a result of our ability to attract superior talent.
Our executive compensation program provides competitive ranges for each component and in the aggregate. The starting point targets market median but by using performance-based instruments, actual compensation varies widely depending on our performance against our stated objectives and our industry peers. The end result is a program that is designed to provide top quartile pay for top quartile performance and similarly low quartile pay if our performance is considered low quartile. We meet this objective for our Named Executive Officers through the following components of their total compensation:
•	Base salaries are targeted at market median, but allow for a range of plus or minus 20% to allow for recognition of each individual’s role, contribution, performance, and experience. To attract and retain experienced high performers we will pay above median salaries.
•	Short-term incentive targets reflect market median although actual payouts will range from 0% to 200% of target based on our performance relative to company-wide, team and individual contributions toward our strategic plan.
•	Long-term incentive awards are intended to provide significant focus on long-term performance through stock-based compensation. Long-term compensation is designed to balance multiple objectives: 1) reward for long-term, sustained performance and stock price growth; 2) align executive interests with stockholders through stock ownership; and 3) provide powerful retention of our highest performers through vesting periods. During 2010, the Committee made grants in the form of stock options, restricted stock and performance shares to support these objectives.
•	Retirement, health, life insurance, disability, severance and other perquisites and benefits are provided, but their focus and value are intentionally set to be conservatively competitive in order to attract and retain talented individuals.
Executive total compensation is expected to vary each year, and evolve over the long-term to reflect our performance relative to our peers and the industry, and to correspond with stockholder returns.
We review our executive compensation philosophy and programs annually to ensure that they are achieving desired objectives and supporting our needs as we grow to be a more complex organization. During 2010, our compensation philosophy retained the same general principles as that of 2009. The only changes were: 1) increased incentive target opportunities to reflect competitive market practice given our significant growth; and 2) modest re-shifting of the equity compensation vehicles used in making the long-term incentive grants. We made these changes in 2010 to meet the desired objectives to retain executives and ensure their interests are aligned with stockholders’ interests. We will continue to review, evaluate, and revise the philosophy as appropriate to meet our objectives.
Compensation-Related Governance and Role of the Compensation Committee
Role of the Compensation Committee
The Committee is responsible for discharging the Board’s responsibilities in executive compensation matters and for establishing policies that govern employee compensation and short and long-term incentive compensation plans. The Committee reviews and determines all elements of Named Executive Officers’ total compensation, including base salary, annual short and long-term incentives, and benefits. Five members of the Board serve on the Committee, each of whom is independent by NASDAQ standards. As part of its responsibilities, the Committee also reviewed and updated its charter in 2010 to more clearly define its role, a copy of which can be viewed on our website at www.fnfg.com. The Chairman of the Committee reports on Committee actions at meetings of the Board.
Role of the Compensation Consultant and Advisors
The Committee has the authority to hire, fire, and compensate independent consulting and advisory firms as it deems appropriate. These advisors report directly to the Committee. During 2010, the Committee continued its relationship with Pearl Meyer & Partners (“PM&P”), a nationally-recognized, independent consulting firm specializing in executive and board compensation, to assist the Committee in discharging its responsibilities. PM&P attended several Committee meetings in person. The Committee periodically asks PM&P to work with management to develop compensation recommendations for the Committee’s consideration. While the Committee does not prohibit its advisors from also providing services to management, any such engagements must be approved by the Committee.

PM&P was engaged to conduct an updated comprehensive review of our executive and board compensation programs and to assist in the development of incentive plans and other compensation matters as requested by the Committee. The Committee reviewed all services provided by PM&P in 2010 and determined that PM&P is independent in accordance with SEC standards as well as our policies and procedures.
In addition, the Committee also utilizes the services of the law firm of Luse Gorman Pomerenk & Schick, P.C. and had direct access to the law firm for legal advice throughout the year.
Role of CEO and Management
Although the Committee is ultimately responsible for the Named Executive Officers’ compensation decisions, input from management is critical to ensuring the Committee and its advisors have the data needed to make informed decisions. The following summarizes the role of management in helping the Committee discharge its responsibilities:
•	The CEO and Senior Vice President, Human Resources develop proposed company-wide goals and suggest potential incentive performance metrics. The Committee approves the final goals and weights used for executive short and long-term performance awards.
•	The CEO provides an annual self-assessment of his performance to the Chairman of the Board who facilitates Board input and review at the end of each year. The Chairman of the Board is a member of the Committee and ensures feedback is shared with the Committee for the purposes of making informed compensation decisions.
•	The CEO presents Named Executive Officers’ performance summaries and recommendations relating to Named Executive Officers’ compensation to the Committee for approval.
•	The CEO and Senior Vice President, Human Resources provide the Committee with data necessary to evaluate and implement compensation proposals and programs.
The Committee approves the CEO compensation package and any key actions related to CEO compensation and reports actions to the Board. Decisions regarding other direct reports to the CEO are made by the Committee considering recommendations from the CEO, as well as input from PM&P, as requested.
Considerations in Determining Executive Compensation
The Committee’s decisions throughout the year are supported by various analyses, information and guiding principles. Compensation benchmarking studies are updated regularly by PM&P to provide perspective on emerging market trends, assess pay for performance relationships and develop competitive market guidelines. The Committee reviews each compensation element individually and in the aggregate to ensure the total compensation program provides a balanced perspective that ultimately aligns pay with performance while also ensuring incentive programs do not motivate inappropriate risk taking.
The Committee considers the impact each individual pay decision may have on other elements of compensation (e.g., base salary serves as a foundational component for incentive pay). The Committee uses total compensation models and tally sheets to understand how our decisions impact total compensation in the aggregate. During 2010, we undertook more comprehensive assessments related to multi-year pay for performance relationships and executive retention analyses to ensure the goals of the compensation program were meeting desired objectives, particularly in light of our growth strategies. The Committee’s ultimate goal is to ensure the total compensation for Named Executive Officers effectively supports the core objectives articulated in our compensation philosophy.
Compensation Benchmarking and Peer Group
Understanding the industry landscape is a key element we consider in setting program targets and making compensation decisions. We regularly review competitive market data and compare executive pay and performance to market norms to ensure alignment.
In the fall of 2009 and 2010, the Committee engaged PM&P to conduct competitive benchmarking. We used the results of these analyses to review the effectiveness of our compensation philosophy and to assess programs and pay levels to facilitate decisions going forward. These analyses were also core for assessing the pay-for-performance relationships relative to our peer group.

PM&P used multiple data sources in conducting its review. A key source of information was a peer group of institutions of similar asset size and regional location. While some aspects of the peer group selection process remains objectively determined using the same criteria (i.e. industry and size), the actual companies may vary year to year due to changes in the market place, acquisitions, divestitures, and business focus. Our peer group typically targets approximately 20 institutions ranging from one-half to two times our asset size with an objective to position us at approximately the median of the peer group.
During 2010, we grew from $15 billion to $21 billion in assets as a result of our acquisition of Harleysville and expansion into Eastern Pennsylvania, and in 2011 we expect to have approximately $30 billion in assets following the completion of the NewAlliance merger. During this time, we hired a significant number of senior executives and managers. This caused us to also review our overall organizational structure. Given our growth and restructuring, in fall 2010, PM&P provided an annual update to their competitive review.
For the 2009 analysis, a peer group consisting of 17 banks in the Northeast, Mid-Atlantic and Midwest regions was established based on asset size and region that positioned us at approximately the median of the peer group (based on our $15 billion in assets at that time).
For the 2010 analysis, the peer group was updated to reflect our new asset size of approximately $21 billion (which was determined following the Harleysville acquisition and our expansion into Eastern Pennsylvania, but prior to the NewAlliance acquisition). The 2010 peer group consisted of 17 regional banks from across the U.S. ranging from approximately $17 billion in assets to $60 billion in assets, with a median asset size of $24 billion, which was consistent with our 2010 asset size. Also, given our growth, we expanded to a national comparator group in 2010 instead of a regional group, since there are few banks our size in our region. The following peer group was used to assess the competitiveness of our 2010 pay practices and to determine the competitive pay structure (e.g. salaries, incentives targets and equity grant sizes) to be used for 2011 compensation decisions.

Hudson City Bancorp, Inc.	Comerica Incorporated
Marshall & IIsley Corporation	Zions Bancorporation
Huntington Bancshares Inc	New York Community Bancorp
Synovus Financial Corp.	First Horizon National Corp
BOK Financial Corporation	Associated Banc-Corp
People’s United Financial, Inc	City National Corporation
First Citizens BancShares, Inc.	Astoria Financial Corporation
Commerce Bancshares, Inc.	TCF Financial Corporation
Webster Financial Corporation
In addition to this peer group, PM&P also included in its 2010 analysis information from other financial service industry databases and surveys including Watson Wyatt Financial Institutions Benchmark Survey, Mercer Financial Services Survey, and PM&P’s own database of financial services companies’ proxy data. Where possible, both proxy and survey data was combined to provide a market perspective. Where proxy data was available, it was weighted 50% with surveys weighted 50%. Compensation information with respect to any particular company or executive participating in any of these surveys was not a material factor on which any Committee decisions were made. All data sources reflected an appropriate size and geographic scope with respect to base salary, total cash compensation, short and long-term incentives, total direct compensation, benefits and other compensation, and total compensation. PM&P also analyzed pay-performance relationships between us and the peer group. The Committee reviewed data by individual category and in the aggregate. This comprehensive analysis was used to develop pay guidelines and serves as a baseline reference tool for the committee’s decision making.
Pay for Performance and Pay Mix
We believe our Named Executive Officers should have a significant portion of their compensation tied to performance. In setting our compensation guidelines for 2010, we targeted between 50% to 66% of compensation for Named Executive Officers to be paid as incentive based compensation, consisting of a combination of cash and equity. The Committee considers many factors when measuring performance, including a balanced view of short and long-term company-wide, team and individual performance goals tied to our business plan and our relative performance compared to peers/industry. We also believe that any single financial metric does not depict the full picture, so we view our performance on a more holistic basis. As a result, our compensation program reflects a portfolio of performance measures, including core deposit growth, return on capital, credit quality, liquidity, earnings and other goals that include both financial metrics as well as achievements of our strategic goals. While each component may reflect different performance drivers and reward opportunity, the aggregate result ensures total compensation is aligned with performance.

2010 Compensation Decisions
At the start of each new year, the Committee conducts a formal review and looks back on our prior year performance and the performance of the Named Executive Officers and makes compensation decisions for the upcoming year.
During 2010, the Committee conducted several additional analyses to examine CEO pay-performance alignment including historical award payouts relative to performance, retention value and overall stock ownership. The review also considered actual awards and potential opportunity for future compensation from existing awards. Consideration was also given to our changing leadership structure and emerging leadership needs due to our rapid growth.
The following sections review each element of compensation for our Named Executive Officers and the Committee’s considerations and decisions during 2010.
Base Salary
Base salary for our Named Executive Officers reflects their role and value to us. Base salaries are reviewed annually and adjusted as appropriate to reflect each Named Executive Officer’s performance, contribution and experience as well as relative position to the market and each other. Base salary levels are a foundational component of compensation since several elements of compensation are linked to this core element (e.g. incentives and stock ownership guidelines). At lower executive levels, base salaries represent a larger portion of total compensation, but at senior executive levels fixed compensation is progressively replaced with larger variable (i.e. performance-based) compensation.
2010 base salaries were reviewed following PM&P’s analysis of 2009 compensation compared to market, and in light of several factors: 1) current pay relative to market and target pay levels for each role; 2) individual performance and contribution; and 3) internal equity in light of an increased number of external hires. The resulting increases were approved in January 2010, and positioned executives within 50% to 65% of market median for base salaries. Salaries approved for the Named Executive Officers for 2010 were as follows: Mr. Koelmel, $850,000; Mr. Crosby, $425,000; Mr. Cantara, $400,000; Mr. Sommer, $400,000; and Mr. Harrington, $380,000.
In light of our significant growth during 2010, PM&P updated the benchmarking study in December 2010 in connection with setting 2011 base salaries for Named Executive Officers. We also began recruiting senior managers to meet expanding organizational needs and restructured current roles resulting in some promotions. We also reviewed the executive team structure for 2011. Salary decisions in January 2011 were based on our growth to a $30 billion financial institution as well as the emerging leadership team structure and increased responsibilities. For 2011, the base salaries for our Named Executive Officers are as follows: Mr. Koelmel, $955,000; Mr. Crosby, $575,000; Mr. Cantara, $500,000; Mr. Sommer, $500,000; and Mr. Harrington, $380,000.
Our goal was to provide fair compensation for new roles and, where appropriate, to target median compensation compared to the market. These base salaries are consistent with our compensation philosophy of paying plus or minus 20% of market median, allowing for recognition of each executive’s role, contribution, performance and experience.
Short-Term Cash Incentives
Our Named Executive Officers participate in our Executive Incentive Plan, which is an annual cash bonus plan that rewards performance relative to company-wide, team and individual performance. No bonuses are payable unless we achieve a pre-defined threshold set by the Committee.
Each Named Executive Officer has a target incentive opportunity defined as a percentage of base salary. Incentive targets for 2010 were 100% for our CEO and 60% for the other Named Executive Officers. Incentive targets are designed to provide competitive cash compensation opportunity for meeting annual performance expectations. As our performance exceeds or falls short of our goals and compared to industry peers, our incentive awards will vary as well, to ensure proper pay-performance alignment.
Payouts are determined based on achievement of the performance goals set at the beginning of the year according to the following weights. The company-wide performance measures are weighted 50% and reflect a portfolio of critical corporate performance goals. Team performance is weighted 15% and reflects collective performance against our top ten team goals for each year. Individual performance is weighted 35% and reflects a combination of individual achievement of business plan goals and personal performance accountabilities. The 2010 measures were modified from 2009 to include team performance goals.

Each Named Executive Officer receives an overall performance score (i.e. percentage) which determines the payout. Awards can range from 50% for achieving threshold expectations, 100% for achieving the target level and up to 200% for exceeding our stretch level goals, which represents superior performance.
2010 Plan Threshold and Incentive Award Determination
For 2010, the Company’s threshold net income goal was $239.1 million. Actual 2010 core net income was $281.8 million which resulted in the threshold being achieved, so awards were made for 2010 based on the performance goals below:
For 2010, the company-wide goals were as follows, which represents 50% of each Named Executive Officer’s 2010 short-term cash incentive paid as an annual cash bonus.

					Performance
					as Evaluated
					by the
2010 Company-wide Measures					Compensation
(equally weighted)	Threshold	Target	Stretch	Actual Results	Committee
Grow Long Term Franchise Value	33.8%	37.6%	39.4%	46.2%	Stretch
(Core Deposit Growth)
Deploy Capital Intelligently	10.7%	11.9%	12.5%	11.4%	Target
(ROTCE)
Sustain Credit Quality	85% of peer	70% of peer	65% of peer	19%> Peers	Stretch
(Exceed Peer NCO/Total Loans)
Optimize Liquidity	75.4%	83.8%	88.0%	79.3%	Target
(Increase loans $2.4 billion by EOY 2010 — Gross loans/Deposits)
Focus on Core Earnings in millions	$239.1	$265.7	$279.0	$279.1	Stretch
Overall Company Scorecard Performance	Overall performance falls between target (150%) and stretch (200%). Company averaged results and score for this component was 160% (i.e. 200% stretch for 3 goals and 100% target for 2 goals = 160% on average).				160%
The Committee also assessed the Named Executive Officers’ execution of the Executive Team’s top ten 2010 initiatives. The Committee rates team performance on a rating scale of A, B or C and then converts the overall team rating to a payout between 50% to 200%. Overall assessments for the Executive Team ranged from B to A+ with the majority of accomplishments achieved with an A rating. The Committee rated the overall success of the Executive Team’s 2010 top ten initiatives at 175% out of a maximum of 200%.
Finally, the Committee assessed each Named Executive Officer’s individual performance with input from the CEO. CEO performance was rated solely by the Committee in executive session and with input from all members of the Board of Directors. Individual performance goals were linked to successfully achieving individual business operating plans and delivering business specific initiatives, as well as for building and retaining high performing teams and for enterprise wide leadership activities and initiatives. Individual ratings ranged from 50% to 200% for the individual component.

To determine the incentive award, each Named Executive Officer’s target bonus was multiplied by the company-wide goal results (160%), team performance goal results (175%) and individual performance goal results (ranged from 50% to 200%). Accordingly, the 2010 payouts under the short-term cash incentive plan for the Named Executive Officers were as follows: Mr. Koelmel, $1,498,000; Mr. Crosby, $487,000; Mr. Cantara, $402,000; Mr. Sommer, $338,000; and Mr. Harrington, $282,000.
These results are consistent with our pay-for-performance philosophy and reinforce that even in an extremely challenging business environment, we were able to distinguish ourselves from our peer group and the banking industry in general through superior balance sheet, capital and credit management. In contrast, and again consistent with our pay-for-performance philosophy, our 2009 short-term incentive awards ranged from 81% to 135% of base salary for Named Executive Officers and 2010 short term incentive awards ranged from 74% to 176% for Named Executive Officers.
Long-Term Incentive Plan
Long-term incentives awards are provided as stock grants that focus the Named Executive Officers’ attention on sustained, long-term financial performance. This program is intended to create a greater ownership mentality and to ensure that the Named Executive Officers’ interests are aligned with the interests of our stockholders. Prior to 2010, our long-term incentive plan consisted of 50% stock options and 50% performance shares which vested based on one year earnings per share (“EPS”) relative to our own goal and compared to industry peers.
For 2010, the Committee enhanced the long-term incentive plan to provide greater balance and increased the performance period to three years. These changes support our goal for greater alignment with the risk horizon by providing rewards over a longer, multi-year performance period. The Committee believed that shifting from a one year performance period based on core EPS to a three year performance period based on Total Shareholder Return (“TSR”) better reflects our commitment to stockholders.
For 2010, 75% of each long-term incentive grant consisted of stock options or performance shares where the ultimate value is contingent on future performance (stock price or TSR). The remaining 25% of each grant was made as a time-vested restricted stock award. As a result, our long-term incentive program is 75% performance-based and requires our stockholders to receive value before our Named Executive Officers will receive this component of compensation. The remaining 25% is focused on creating a greater ownership mentality and retention.
Grants are made each year based on target award values that are consistent with market in order to support our objective to place a significant focus on long-term performance for our executive compensation program. Target awards are 100% of base salary for the CEO, and between 60% to 65% for other Named Executive Officers. In 2010, Named Executive Officers received a combination of nonqualified stock options, performance-based restricted stock awards and time-vested restricted stock awards as follows:
•	50% of the award consisted of nonqualified stock options, which vest ratably over three years. Stock options reward future stock price appreciation and align executives with stockholders since there is no value unless stock price increases.
•	25% of the award was granted as performance-based restricted stock that cliff vests in three years based on the Company’s total stockholder return (TSR) performance relative to a banking industry index.
•	The remaining 25% was granted as time-vested restricted stock that cliff vests in three years and is intended to ensure retention of our key executive team and which provides ownership focus as awards vest.
2010 New Hire
As noted, Oliver H. Sommer, was named Executive Vice President, Corporate Development in April 2010. Mr. Sommer’s annualized base salary in 2010 was $400,000. In accordance with common practice, Mr. Sommer received a sign-on bonus in the amount of $100,000. In addition, an initial equity award was also granted under the Long-Term Incentive Plan. Mr. Sommer received stock options as well as time vested restricted stock both equivalent to the economic value of $100,000. Both the stock options and time vested restricted stock vest ratably over three years.

2011 Plan Designs and Considerations
At the beginning of 2011, the Committee assimilated the new competitive analysis results based on our growth and set new total short-term cash incentive and long-term equity incentive compensation guidelines for the upcoming year. The 2011 short and long-term target incentive opportunities for our Named Executive Officers, expressed as a percentage of base salary, were set as follows: Mr. Koelmel, short-term = 100%, long-term = 175%; Mr. Crosby, short-term = 80%, long-term = 115%; Mr. Cantara, short-term = 70%, long-term = 90%; Mr. Sommer, short-term = 70%, long-term = 90%; and Mr. Harrington, short-term = 50%, long-term = 50%.
The Committee also adjusted the mix of the long-term incentive plan to place greater focus on stock ownership and retention for the Named Executive Officers. For 2011, the Committee approved allocating equity long-term incentive plan awards as follows:
•	25% of the award was granted as nonqualified stock options, which vest ratably over three years.;
•	25% of the award was granted as performance-based restricted stock, that was cliff vested in three years based on attaining a specified TSR compared to a banking industry Index; and
•	50% of the award was granted as time vested restricted stock that cliff vests in three years.
Retirement Plans
401(k) Plan
All employees, including Named Executive Officers, are eligible to participate in our 401(k) plan. Under the plan, employees may make salary deferrals up to the maximum annual Internal Revenue Code limit. We contribute an amount to the plan equal to 100% of the first 4% of an employee’s contributions plus 50% of an employee’s contributions between 5% and 6%. Our contribution cannot exceed 5% of an employee’s annual compensation.
Employee Stock Ownership Plan (“ESOP”)
All employees, including Named Executive Officers, are eligible to participate in our ESOP. Our ESOP holds shares of our common stock that were purchased in connection with our 1998 initial public offering and 2003 second step offering. The purchases of these shares were funded by loans from us. Shares purchased by the ESOP are maintained in a suspense account and held for allocation among the participants. Loan payments are made annually through our cash contributions, as well as dividends on allocated and unallocated shares held by the ESOP. As annual loan payments are made, shares are released from the suspense account and allocated to employee accounts.
Perquisites and Other Personal Benefits
Named Executive Officers are provided with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable the Company to attract and retain superior employees for our key positions. We periodically review the levels of perquisites and other personal benefits provided to Named Executive Officers. The primary perquisites are club dues and automobile allowances. Named Executive Officers participate in the same health and welfare plans (medical, dental, life, and long-term disability) and discounts on our products that are available to all other employees. Attributed costs of the personal benefits described above and certain other benefits for the Named Executive Officers for the fiscal year ended December 31, 2010, are included in the “Summary Compensation Table.”
Change in Control Arrangements
We maintain change in control agreements with our Named Executive Officers, which provide severance payments in the event of involuntary or good reason termination of employment or termination of employment following a change in control. The amount paid under the agreements will be automatically reduced to the extent necessary to avoid an excess parachute payment under Section 280G of the Internal Revenue Code. The rationale for providing these payments is to provide security for our Named Executive Officers and stability among our senior management team. For a discussion of these agreements and the payments that would be received by the Named Executive Officers under certain scenarios with respect to those agreements, see “Change in Control Agreements” below.

Impact of Accounting and Tax on the Form of Compensation
As a general matter, the Committee takes into account the various tax and accounting implications of compensation and benefits vehicles utilized for Named Executive Officers.
Deductibility of Executive Compensation
As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to Named Executive Officers other than our CFO unless it qualifies as performance-based compensation. At the present time, the only component of our compensation that is deductible under 162(m) is stock options. The Committee will continue to monitor the deductibility of executive compensation under Section 162(m) and make the necessary changes in the best interest of the Company.
Accounting for Stock-Based Compensation
We account for stock-based payments in accordance with the requirements of GAAP.
Ownership Guidelines and Equity Retention Policy
We believe that Named Executive Officers and Board members should own a significant amount of our stock. We also believe that they should retain a significant portion of equity compensation granted under our compensatory plans. Within five years of joining the Board or being named to an executive position, our Board members and Named Executive Officers are required to achieve ownership of a defined market value of our stock. Specific guidelines are:
•	Five times annual base salary for the Chief Executive Officer.
•	Two to three times annual base salary for our other Named Executive Officers.
•	Directors are expected to achieve ownership of $250,000 in market value which approximates five times the annual cash compensation.
The period to achieve compliance is five years unless approved by the Committee. The Committee monitors ownership levels and compliance on an annual basis. Below is a summary of shares that qualify for the ownership requirements described above.
•	Shares directly owned e.g., restricted stock awards, directors deferred fees plan, restricted stock units, dividend equivalent units, or shares acquired through option exercises;
•	Shares purchased through dividend reinvestment;
•	Shares owned by immediate members of the participant’s family; and
•	Shares held as part of our 401(k) plan and ESOP.
In 2008, the Committee enhanced our stock ownership guidelines to include a holding requirement. Named Executive Officers and Board members are expected to hold 75% of any shares received through compensatory equity based grants (net of taxes). Once a Named Executive Officer or Board member achieves the ownership requirement, he/she is no longer restricted by the holding requirement; provided his/her total stock ownership level does not fall below the ownership guidelines.
Our Accounting department is responsible for monitoring stock ownership of the Named Executive Officers and Board Members for compliance with these guidelines.
We are monitoring the pending Dodd-Frank guidance on hedging, clawback policies and related matters, and will update our policies to ensure compliance once the SEC finalizes regulations.
THE COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
The Compensation Committee

G. Thomas Bowers	William H. (Tony) Jones

George M. Philip (Chair)	David M. Zebro

Barbara Jeremiah

SUMMARY COMPENSATION TABLE
The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2010, 2009, and 2008. When setting total compensation for each of the Named Executive Officers, the Compensation Committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.

							Change in
							Pension
							Value and
							Nonqualified
	Year					Non-Equity	Deferred
Name and Principal	Ended			Stock	Option	Incentive Plan	Compensation	All Other
Position	12/31	Salary	Bonus	Awards(1)	Awards(1)	Compensation(2)	Earnings	Compensation(4)	Total
John R. Koelmel	2010	$832,692	$—	$322,111	$425,005	$1,498,000	$—	$53,519	$3,131,327
President and CEO	2009	691,346	—	562,514	262,497	945,000	—	65,261	2,526,618
	2008	600,192	—	234,390	231,449	576,000	—	70,230	1,712,261

Michael W. Harrington	2010	376,538	—	86,422	114,002	282,000	—	55,010	913,972
Chief Financial Officer	2009	344,231	—	112,506	87,496	354,000	—	56,509	954,742
	2008	290,192	—	75,005	74,061	230,400	—	56,629	726,287

Daniel E. Cantara III	2010	388,077	—	90,953	120,006	402,000	—	61,557	1,062,593
Executive Vice	2009	326,539	—	157,507	82,499	364,000	—	66,406	996,951
President	2008	291,923	—	75,005	74,061	230,400	—	66,798	738,187

Gary M. Crosby	2010	416,346	—	104,678	138,122	487,000	—	33,738	1,179,884
Executive Vice	2009	161,538	—	206,522	63,017	193,000	—	9,107	633,184
President	2008	—	—	—	—	—	—	—	—

Oliver H. Sommer(3)	2010	261,539	100,000	99,997	99,999	338,000	—	22,174	921,709
Executive Vice	2009	—	—	—	—	—	—	—	—
President	2008	—	—	—	—	—	—	—	—

(1)	The amounts reflect the grant date fair value for options and awards granted in each year. The 2009 stock awards include awards granted in 2010 pursuant to 2009 performance. Assumptions used in the calculation of these amounts are included in the Company’s audited financial statements for the years ended December 31, 2010, 2009, and 2008 included in the Company’s Annual Reports on Form 10-K filed with the SEC on March 1, 2011, February 26, 2010, and February 27,2009, respectively.

(2)	The amounts reflect the cash awards under The Executive Incentive Plan earned in 2010 and paid in 2011.

(3)	Mr. Sommer was hired in April 2010. As part of his new hire package, Mr. Sommer received a sign-on bonus, stock options, and time vested restricted stock as noted.

(5)	The details of “All Other Compensation” are:

	Year						Medical
	Ended			ESOP	Club	Auto	Insurance	Relocation	Total All Other
Name	12/31	401(k)(1)	GTL(2)	allocation(3)	Dues	Expense	Premiums(4)	Expenses	Compensation
John R. Koelmel	2010	$12,250	$4,753	$5,744	$16,079	$10,800	$3,893	—	$53,519
	2009	12,250	4,903	7,601	20,770	10,800	8,937	—	65,261
	2008	14,025	5,093	8,332	24,738	10,800	7,242	—	70,230

Michael W. Harrington	2010	12,250	1,286	5,836	14,442	10,800	10,396	—	55,010
	2009	12,250	1,149	7,690	15,105	11,000	9,315	—	56,509
	2008	12,507	955	8,448	15,145	10,800	8,774	—	56,629

Daniel E. Cantara, III	2010	12,250	1,903	7,095	17,913	12,000	10,396	—	61,557
	2009	12,250	1,665	8,830	22,346	12,000	9,315	—	66,406
	2008	12,950	961	9,706	22,407	12,000	8,774	—	66,798

Gary M. Crosby	2010	—	3,880	3,680	14,178	12,000	—	—	33,738
	2009	—	1,548	—	2,559	5,000	—	—	9,107
	2008	—	—	—	—	—	—	—	—

Oliver H. Sommer	2010	7,692	484	—	—	8,000	5,998	—	22,174
	2009	—	—	—		—	—	—	—
	2008	—	—	—	—	—	—	—	—

(1)	Company contributions pursuant to 401(k) Plan.

(2)	Income imputed on group term life Insurance in excess of $50,000 per employee.

(3)	2010 allocated ESOP shares valued at the fiscal year end 2010 market close price of $13.98.

(4)	Premiums paid on behalf of Named Executive Officers under medical plans available to all employees.

GRANTS OF PLAN-BASED AWARDS

								All Other		All Other Option
								Stock		Awards:		Per Share	Grant Date
								Awards:		Number of		Exercise or	Fair Value
		Estimated Future Payouts Under Non-			Estimated Future Share Payouts			Number of		Shares of		Base Price	of Stock
	Grant	Equity Incentive Plan Awards(1)			Under Equity Incentive Plan Awards(2)			Shares		Underlying		of Option	and Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock		Options		Awards	Awards
John R. Koelmel	1/25/10	$425,000	$850,000	$1,700,000	—	—	—	—		108,945	(3)	$14.44	$425,005	(5)
	11/1/10	—	—	—	7,358	14,715	22,073	14,715	(3)	—		—	322,111	(6)
Michael W. Harrington	1/25/10	190,000	380,000	760,000	—	—	—	—		29,223	(3)	14.44	114,002	(5)
	11/1/10	—	—	—	1,974	3,948	5,922	3,948	(3)	—		—	86,422	(6)
Daniel E. Cantara, III	1/25/10	200,000	400,000	800,000	—	—	—	—		30,762	(3)	14.44	120,006	(5)
	11/1/10	—	—	—	2,078	4,155	6,233	4,155	(3)	—		—	90,953	(6)
Gary M. Crosby	1/25/10	212,500	425,000	860,000	—	—	—	—		35,406	(3)	14.44	138,122	(5)
	11/1/10	—	—	—	2,391	4,782	7,173	4,782	(3)	—		—	104,678	(6)
Oliver H. Sommer	4/30/10	200,000	400,000	800,000	—	—	—	7,194	(4)	27,100	(4)	13.90	199,996	(7)

(1)	The amounts reflect the range of awards under the Executive Incentive Plan (50% for threshold performance up to a maximum of 200% of base salary).

(2)	The threshold amounts reflect the minimum performance-based stock award, pursuant to the Long-Term Incentive Program, which is 50% of the target amount. The maximum amount is 150% of such target amount.

(3)	The amount reflects the number of shares of stock granted pursuant to the Long-Term Incentive Program.

(4)	The amount reflects the number of shares of stock granted pursuant to Mr. Sommer’s employment with the Company commencing April 30, 2010.

(5)	Represents the amount of option awards multiplied by $3.9011.

(6)	Represents the sum of target equity incentive awards multiplied by $10.05 and all other stock awards multiplied by $11.84.

(7)	Represents the sum of option awards multiplied by $3.69 and all other stock awards multiplied by $13.90.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

	Option Awards						Stock Awards
										Equity
										Incentive
										Plan
										Awards:
				Equity						Number of		Equity Incentive
				Incentive						Unearned		Plan Awards:
				Plan Awards:					Market	Shares,		Market or
	Number of	Number of		Number of			Number of		Value of	Units or		Payout Value of
	Securities	Securities		Securities			Shares or		Shares or	Other		Unearned
	Underlying	Underlying		Underlying			Units of		Units of	Rights		Shares, Units or
	Unexercised	Unexercised		Unexercised	Option	Option	Stock That		Stock That	That Have		Other Rights
	Options	Options		Unearned	Exercise	Expiration	Have Not		Have Not	Not		That Have Not
Name	Exercisable	Unexercisable		Options	Price	Date	Vested		Vested	Vested		Vested
John R. Koelmel	30,000	—		—	$14.95	1/12/2014	47,491	(8)	$663,924	42,901	(13)	$599,756
	13,700	—		—	12.87	5/4/2014
	35,200	—		—	12.91	5/3/2015
	21,800	—		—	14.83	9/8/2016
	75,000	25,000	(1)	—	14.70	2/20/2017
	46,500	—		—	14.70	1/31/2017
	83,378	41,689	(2)	—	12.02	1/28/2018
	29,703	59,406	(3)	—	13.25	1/27/2019
	—	108,945	(4)	—	14.44	1/25/2020
Michael W. Harrington	12,000	—		—	11.78	4/7/2013	5,679	(9)	79,392	13,381	(14)	187,066
	6,200	—		—	13.28	5/21/2013
	14,000	—		—	12.87	5/4/2014
	17,500	—		—	12.91	5/3/2015
	14,100	—		—	14.70	1/31/2017
	26,680	13,340	(2)	—	12.02	1/28/2018
	10,207	20,414	(5)	—	12.93	1/26/2019
	—	29,223	(4)	—	14.44	1/25/2020
Daniel E. Cantara, III	7,217	—		—	11.68	8/28/2012	9,349	(10)	130,699	13,214	(15)	184,732
	32,335	—		—	11.68	8/28/2012
	9,800	—		—	13.28	5/21/2013
	11,200	—		—	12.87	5/4/2014
	25,100	—		—	12.91	5/3/2015
	13,300	—		—	14.83	9/8/2016
	15,500	—		—	14.70	1/31/2017
	26,680	13,340	(2)	—	12.02	1/28/2018
	9,624	19,248	(5)	—	12.93	1/26/2019
	—	30,762	(4)	—	14.44	1/25/2020
Gary M. Crosby	2,800	5,600	(6)	—	11.29	7/13/2019	17,307	(11)	241,952	8,291	(16)	115,908
	5,211	10,422	(6)		11.29	7/13/2019
	—	35,406	(4)	—	14.44	1/25/2020
Oliver Sommer	—	27,100	(7)	—	13.90	4/30/2020	7,194	(12)	100,572	—		—

(1)	Options granted February 20, 2007 vest at a rate of 25% per year with vesting dates of February 20, 2008, 2009, 2010, and 2011.

(2)	Options granted January 28, 2008 vest at a rate of 33% per year with vesting dates of January 28, 2009, 2010, and 2011.

(3)	Options granted January 27, 2009 vest at a rate of 33% per year with vesting dates of January 27, 2010, 2011, and 2012.

(4)	Options granted January 25, 2010 vest at a rate of 33% per year with vesting dates of January 25, 2011, 2012, and 2013.

(5)	Options granted January 26, 2009 vest at a rate of 33% per year with vesting dates of January 26, 2010, 2011, and 2012.

(6)	Options granted July 13, 2009 vest at a rate of 33% per year with vesting dates of July 13, 2010, 2011, and 2012.

(7)	Options granted April 30, 2010 vest at a rate of 33% per year with vesting dates of April 30, 2011, 2012, and 2013.

(8)	14,715 awards granted on January 25, 2010 vest on a 100% cliff vesting on January 25, 2013; 20,776 awards granted on January 25, 2010 vest at a rate of 50% per year with vesting dates of January 25, 2011 and 2012; 30,000 awards granted on February 20, 2007 vest at a rate of 20% per year with remaining vesting dates of February 20, 2011 and 2012.

(9)	3,948 awards granted on January 25, 2010 vest on a 100% cliff vesting on January 25, 2013 and 1,731 awards granted on January 25, 2010 vest at a rate of 50% per year with vesting dates of January 25, 2011 and 2012.

(10)	4,155 awards granted on January 25, 2010 vest on a 100% cliff vesting on January 25, 2013 and 5,194 awards granted on January 25, 2010 vest at a rate of 50% per year with vesting dates of January 25, 2011 and 2012.

(11)	4,782 awards granted on January 25, 2010 vest on a 100% cliff vesting on January 25, 2013, 6,925 awards granted on January 25, 2010 vest at a rate of 50% per year with vesting dates of January 25, 2011 and 2012, and 8,400 awards granted on July 13, 2009 at a rate of 33% per year with remaining vesting dates of July 13, 2011 and 2012.

(12)	Awards granted on April 30, 2010 vest at a rate of 33% per year with vesting dates of April 30, 2011, 2012, and 2013.

(13)	14,715 performance-based awards granted on November 1, 2010 vest on a 100% cliff vesting on January 25, 2013 at a payout rate of 0% to 150% dependent on the achievement of pre-determined performance criteria; 19,500 performance-based awards granted on January 28, 2008 vest at a rate of 33% per year at a payout rate of 139% with a remaining vesting date of January 28, 2011; 19,812 performance-based awards granted on January 27, 2009 vest at a rate of 33% per year at a payout rate of 145% with remaining vesting dates of January 27, 2011 and 2012.

(14)	3,948 performance-based awards granted on November 1, 2010 vest on a 100% cliff vesting on January 25, 2013 at a payout rate of 0% to 150% dependent on the achievement of pre-determined performance criteria; 6,240 performance-based awards granted on January 28, 2008 vest at a rate of 33% per year at a payout rate of 139% with a remaining vesting date of January 28, 2011; 6,768 performance-based awards granted on January 26, 2009 vest at a rate of 33% per year at a payout rate of 145% with remaining vesting dates of January 26, 2011 and 2012.

(15)	4,155 performance-based awards granted on November 1, 2010 vest on a 100% cliff vesting on January 25, 2013 at a payout rate of 0% to 150% dependent on the achievement of pre-determined performance criteria; 6,240 performance-based awards granted on January 28, 2008 vest at a rate of 33% per year at a payout rate of 139% with a remaining vesting date of January 28, 2011; 6,381 performance-based awards granted on January 26, 2009 vest at a rate of 33% per year at a payout rate of 145% with remaining vesting dates of January 26, 2011 and 2012.

(16)	4,782 performance-based awards granted on November 1, 2010 vest on a 100% cliff vesting on January 25, 2013 at a payout rate of 0% to 150% dependent on the achievement of pre-determined performance criteria; 3,630 performance-based awards granted on July 13, 2009 vest at a rate of 33% per year at a payout rate of 145% with remaining vesting dates of January 26, 2011 and 2012.

OPTION EXERCISES AND STOCK VESTED

			Option Awards		Stock Awards
			Number of		Number of
			Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	Grant date		on Exercise	on Exercise	on Vesting	on Vesting
John R. Koelmel	2/20/2007		—	$—	10,500	$144,060
	2/20/2007		—	—	6,000	83,460
	3/22/2010	(1)	—	—	22,781	331,008
Michael W. Harrington	2/20/2007		—	—	3,200	43,904
	3/22/2010	(1)	—	—	7,422	107,842
Daniel E. Cantara, III	6/25/2001		25,868	230,679	—	—
	12/14/2001		32,335	250,099	—	—
	2/20/2007		—	—	3,500	48,020
	3/22/2010	(1)	—	—	7,356	106,883
Gary M. Crosby	7/13/2009		—	—	2,800	37,408
	3/22/2010	(1)	—	—	1,755	25,500

(1)	Reflects performance-based awards earned based on 2008 and 2009 results.
Change in Control Agreements
We recognize that an important consideration in our ability to attract and retain key personnel is our ability to minimize the impact on our management team of the possible disruption associated with our analysis of strategic opportunities. Accordingly, we believe that it is in the best interests of our stockholders to provide our key personnel with reasonable financial arrangements in the event of termination of employment following a change in control. Each of our Named Executive Officers has a change in control agreement that provides for certain benefits in the event of termination of employment in connection with a change in control. The estimated severance payments under these agreements are described in the “Potential Payments Upon Termination or Change in Control” section of this proxy statement.
The agreements automatically renew, unless notice is given that they will not renew. If the agreement is not renewed, the agreement will expire at the end of the then-current term.
Upon a change in control and separation from service by the executive for good reason or by us without cause, each Named Executive Officer will receive salary and fringe benefits through his termination date, any unpaid annual short-term incentive for a prior period and payment of accrued but unused vacation. In addition, the executive will receive 200% (300% for Mr. Koelmel) of his base salary, as in effect in the year of termination of employment payable in one lump sum. The executive will also receive medical and health insurance, group term life insurance, automobile allowance, and club membership benefits as in effect on the date of termination for a period of 24 months (36 months for Mr. Koelmel) beginning with the month next following the month during which the employment terminates. If the executive dies during the 24 month period (36 month period for Mr. Koelmel), any dependent health or medical fringe benefits will be provided for the balance of the 24 month period (36 month for Mr. Koelmel). The Named Executive Officer will also receive an incentive amount equal to 200% (300% for Mr. Koelmel) of his targeted annual short-term incentive amount in effect in the year of the termination of employment payable in one lump sum. The agreements also provide that each Named Executive Officer will receive a lump sum payment in an amount equal to the value of the accrued benefit which was not vested in our 401(k) Plan and ESOP. In addition, for a twelve month period following the termination of employment, we will provide each Named Executive Officer with outplacement services in an amount not to exceed $10,000. Finally, the Named Executive Officers will each be fully vested in, and will have the immediate right to exercise, all equity compensation awards which they received in connection with their employment with us.
For 60 months following the date of termination of employment, we will continue any indemnification agreement with each of the Named Executive Officers and will provide them with directors’ and officers’ liability insurance which is not less than the level of coverage that was in effect on the date of termination of employment.

In the event of a change in control, benefits are subject to reduction under Internal Revenue Code Section 280G’s limitation on excess parachute payments.
Upon each of the Named Executive Officer’s termination of employment absent good reason following a change in control or termination of employment by us for cause following a change in control, or on account of death or disability following a change in control, no amounts will be payable under the agreement.
Executive Severance Plan
We have established an Executive Severance Plan which covers all Named Executive Officers. The Executive Severance Plan covers certain terminations of employment that are not in connection with a change in control. The Executive Severance Plan applies to terminations of employment for Named Executive Officers (i) whose employment is involuntarily terminated by us for reasons other than for cause, (ii) who is required to move his principal place of employment to a location further than 100 miles from his current principal place of employment and who does not accept such relocation, or (iii) whose aggregate compensation is materially reduced. Each Named Executive Officer who terminates employment under those circumstances will receive a severance payment if he remains in employment with us through his release date, as established by us.
The severance payment will be the greater of:
•	12 months of base salary, determined as of the date of termination (24 months for Mr. Koelmel), plus the executive’s targeted incentive amount; or

•	18 months of base salary, determined as of the date of termination, (36 months for Mr. Koelmel).
Benefits are paid in accordance with regular payroll practices. In the event of a change in control, benefits are subject to reduction under Code Section 280G’s limitations on excess parachute payments. Non-competition and non-solicitation restrictions apply for one year following separation of service. For a 12 month period following the termination of employment, we will provide the executive with outplacement services in an amount not to exceed $10,000.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The table below reflects the amount of compensation payable to each of our Named Executive Officers upon voluntary termination of employment, early retirement, without cause termination, termination following a Change in Control, and in the event of disability or death of the executive. The amounts shown assume that such termination was effective as of December 31, 2010, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the Named Executive Officers upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company. Change in Control payments are subject to Internal Revenue Code Section 280G cutback, but the amount of the cutback has not been included in the table.

	Termination without Cause or
	By Executive with Good
	Reason	Disability	Retirement(6)	Death	Change in Control(7)

John R. Koelmel, President & CEO
Cash Wages (1)	$1,700,000	$317,308	$—	$—	$2,550,000
Incentive (2)	850,000	850,000	—	—	2,550,000
Health, Welfare, Perquisites, and Other Personal Benefits (3)	10,000	12,432	—	—	136,082
Retirement Plans (4)	—	—	—	—	—
Long-Term Incentive Program (5)	—	1,388,757	—	1,388,757	1,388,757

Total	$2,560,000	$2,568,497	—	$1,388,757	$6,624,839

Gary M. Crosby, Executive Vice President and Chief Operations Officer
Cash Wages (1)	$425,000	$151,202	$—	$—	$850,000
Incentive (2)	276,250	276,250	—	—	552,500
Health, Welfare, Perquisites, and Other Personal Benefits (3)	10,000	765	—	—	59,956
Retirement Plans (4)	—	3,680	—	3,680	3,680
Long-Term Incentive Program (5)	—	400,959	—	400,959	400,959

Total	$711,250	$832,856	—	$404,639	$1,867,095

Daniel E. Cantara III, Executive Vice President, Commercial Business
Cash Wages (1)	$400,000	$160,769	$—	$—	$800,000
Incentive (2)	240,000	240,000	—		480,000
Health, Welfare, Perquisites, and Other Personal Benefits (3)	10,000	12,207	—	—	97,320
Retirement Plans (4)	—	—	—	—	—
Long-Term Incentive Program (5)	—	361,788	—	361,788	361,788

Total	$650,000	$744,764	—	$361,788	$1,739,108

Oliver Sommer, Executive Vice President, Corporate Development
Cash Wages (1)	$400,000	$140,000	$—	$—	$800,000
Incentive (2)	240,000	240,000	—	—	480,000
Health, Welfare, Perquisites, and Other Personal Benefits (3)	10,000	12,243	—	—	61,568
Retirement Plans (4)	—	—	—	—	—
Long-Term Incentive Program (5)	—	102,740	—	102,740	102,740

Total	$650,000	$494,983	—	$102,740	$1,444,308

Michael W. Harrington, Chief Financial Officer
Cash Wages (1)	$380,000	$148,346	$—	$—	$760,000
Incentive (2)	228,000	228,000	—	—	456,000
Health, Welfare, Perquisites, and Other Personal Benefits (3)	10,000	12,252	—	—	88,088
Retirement Plans (4)	—	—	—	—	—
Long-Term Incentive Program (5)	—	314,040	—	314,040	314,040

Total	$618,000	$702,638	—	$314,040	$1,618,128

(1)	Cash Wages include salary through the employment agreement term, salary as stipulated in Change in Control (“CIC”) Agreement, and severance payments in accordance with the Executive Severance Plan.

(2)	Incentive reflects payment at target award paid as directed by the terms of the employment agreement or CIC Agreement.

(3)	Health, Welfare & Perquisites and Other Personal Benefits reflects the cost to the Company of continuing medical, dental, and life insurance benefits for the contract term per the CIC Agreement. This amount also includes automobile allowance, club membership benefits, and the maximum amount allowed for outplacement services for those Executives with a CIC Agreement.

(4)	Retirement Plans reflects the acceleration of vesting of the Company’s 401(k) and Employee Stock Ownership Plans.

(5)	Long-Term Incentive Program reflects the value of shares which would vest within 30 days of the termination notice and the value of accelerated vesting of all previously unvested options and awards.

(6)	The Long-Term Incentive Program allows for vesting to accelerate at normal retirement age. None of the Executives had attained normal retirement age as of December 31, 2010.

(7)	Requires a change in control and a without cause termination by the Company or a termination by the Executive for Good Reason. The amounts shown are subject to automatic reduction to the extent necessary to avoid an “excess parachute payment” under Code Section 280G. However, the amounts shown do not reflect the value of such automatic reductions.

PROPOSAL II-AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD
The Board recommends approval of an amendment to our Restated Certificate of Incorporation (the “Certificate of Incorporation”) that would provide for the phased-in elimination of the Company’s classified board of directors (the “Declassification Amendment”). Currently, directors of the Company are elected for staggered terms of three years. If the Declassification Amendment is approved, commencing with the Board’s class of directors standing for election at the 2012 annual meeting, directors will stand for election for one-year terms, expiring at the next succeeding annual meeting of stockholders. The Board’s class of directors who are standing for election at this year’s annual meeting for a term ending in 2014 and the class of directors whose term ends in 2013 will continue to hold office until the end of the terms for which they are elected and will stand for election for one year terms thereafter. Commencing in 2014, all directors will be elected on an annual basis. In all cases, each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.
Reasons for the Proposal
In 2010, the Board and its Governance/Nominating Committee determined to recommend the phased-in declassification of the Board. In conducting its evaluation, the Board considered that the general purposes of the classified board are to promote stability and continuity in the work of the Board, enhance the independence of non-management directors, and provide the Board with a greater opportunity to protect the interests of stockholders in the event of an unsolicited takeover offer. The Board also considered the corporate governance trend towards annual election of directors, as well as the view of many corporate governance experts and institutional shareholders that a classified board has the effect of insulating directors from a corporation’s shareholders.
An Ancillary Change
If the Declassification Amendment is approved, our Certificate of Incorporation will be amended to make an ancillary change to to the Certificate of Incorporation, as follows:
Currently our Certificate of Incorporation permits the removal of directors only for cause (as contemplated by Delaware law for corporations with classified boards) and requires the affirmative vote of at least 80% of the voting power of the outstanding shares entitled to vote generally in the election of directors to effect such removal. Upon adoption of the Declassification Amendment, these requirements would continue to apply to all directors serving terms to which they were elected prior to the 2012 annual meeting until the completion of their terms and, consistent with Delaware law for corporations without classified boards, directors elected at the annual meeting of stockholders in 2012 and thereafter will be removable “with or without cause”. The vote required to remove directors will remain the same, 80% of the voting power of the outstanding shares entitled to vote generally in the election of Directors.
Appendix A shows the proposed changes to the relevant sections of Article SIXTH of the Certificate of Incorporation resulting from the proposed amendments, with deletions indicated by strike-outs and additions indicated by underlining.
Vote Required
For the Declassification Amendment to become effective, it must receive the affirmative vote of at least 80% of the voting power of the outstanding shares entitled to vote generally in the election of directors. If the Declassification Amendment is not approved by the Company’s stockholders, the present classification of the Board of Directors will continue and the class of directors standing for election at the 2012 annual meeting will be elected to three-year terms expiring at the annual meeting of stockholders in 2015.
THE BOARD RECOMMENDS A VOTE “FOR” THE DECLASSIFICATION AMENDMENT

PROPOSAL III — AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO ELIMINATE THE “FAIR PRICE” PROVISION
The Board recommends approval of an amendment to the Certificate of Incorporation that would eliminate the “fair price” provision (explained below) by deleting the current text of Article EIGHTH.
As a part of its corporate governance review, the Board carefully considered the advantages and disadvantages of the “fair price” provision in our Certificate of Incorporation. After this review, the Board determined that it is appropriate to propose an amendment to the Certificate that would eliminate this provision by deleting the current text of Article EIGHTH.
A fair price provision is an anti-takeover measure designed to help companies defend against certain kinds of tender offers, known as coercive, two-tiered tender offers. In this type of takeover, a potential acquirer will offer one price for the shares needed to gain control of a target company and then offer a lower price or other less favorable consideration for the remaining shares, thereby creating pressure for stockholders to tender their shares for the tender offer price, regardless of their value. The Company’s existing “fair price” provision in Article EIGHTH requires the affirmative vote of at least 80% of the voting power of outstanding shares of the Company’s stock entitled to vote in the election of directors to approve certain business combinations, including certain mergers, consolidations, security issuances, reclassifications, liquidations, dissolutions or sales, leases, exchanges, mortgages, pledges or transfers of a specified portion of assets, involving the Company or any subsidiary and the beneficial owner of more than 10% of the Company’s outstanding voting stock (an “Interested Stockholder”), unless either: (i) the business combination is approved by two-thirds of the directors who are not affiliated with the Interested Stockholder and who were directors before the Interested Stockholder became an Interested Stockholder or (ii) certain price and procedural requirements are met.
Section 203 of the Delaware General Corporation Law (the “DGCL”) contains provisions that provide similar protection to those under Article EIGHTH. The Board believes the protections afforded by Section 203, although not as robust as those of Article EIGHTH, together with Delaware case law addressing fairness requirements in second-step transactions with large stockholders, are sufficient, and that a separate provision in the Certificate of Incorporation is no longer necessary. The Company will continue to be subject to Section 203 of the DGCL without regard to whether the proposed amendments are approved. In general, Section 203 of the DGCL prohibits certain Delaware corporations from engaging in a merger or other business combination with a holder of 15% or more of the corporation’s outstanding voting stock for a period of three years following acquisition of the stock unless (i) the merger or other business combination, or the acquisition of the stock, is approved by the corporation’s board of directors prior to the date of the stock acquisition, (ii) the stockholder owns 85% of the voting stock (excluding shares held by officers, directors and certain employee stock plans) as a result of the transaction which causes the stockholder to cross the 15% share ownership threshold or (iii) the merger or other business combination is approved by the board and authorized at a meeting by two-thirds of the outstanding stock which is not owned by the 15% or greater stockholder.
Certain Ancillary Changes
Because Article EIGHTH will be entirely eliminated, in the Restated Certificate of Incorporation which will be filed if this amendment is approved, the reference to Article EIGHTH in Article TWELFTH will be removed, and all references to Articles NINTH through TWELFTH will be appropriately renumbered.
Vote Required
The affirmative vote of 80% of the voting power outstanding shares generally entitled to vote in the election of directors is required to approve the elimination of ARTICLE EIGHTH and the ancillary changes.
THE BOARD RECOMMENDS A VOTE “FOR” THE ELIMINATION OF THE “FAIR PRICE” PROVISION IN ARTICLE
EIGHTH OF THE RESTATED CERTIFICATE OF INCORPORATION

PROPOSAL IV — ADVISORY NON-BINDING VOTE TO APPROVE OUR EXECUTIVE COMPENSATION PROGRAMS AND POLICIES
The Board believes that the Company’s compensation programs and policies are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of stockholders.
Two years ago, as a participant under Troubled Asset Relief Program (“TARP”), we had an advisory, non-binding vote to approve our executive compensation programs and policies and although not required, because we no longer held TARP funds, we had a similar vote last year. We are again asking stockholders to vote in an advisory, non-binding manner on the compensation paid to our Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion). Item 402 of Regulation S-K is the SEC regulation that sets forth what companies must include in their proxy statement as to compensation. In proposal V, we are seeking your advice on the frequency of such votes in the future. This proposal, commonly known as a “Say on Pay” proposal, gives you as a stockholder the opportunity to vote on our executive pay program through the following resolution:
“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
THE BOARD RECOMMENDS A VOTE “FOR” OUR EXECUTIVE COMPENSATION PROGRAMS AND POLICIES
PROPOSAL V — ADVISORY NON-BINDING VOTE ON FREQUENCY OF SAY ON PAY VOTES
Pursuant to recently adopted Section 14A of the Exchange Act, our stockholders are being asked to vote on an advisory basis on how frequently our stockholders should have a Say on Pay vote in the future. Although this frequency vote is advisory and is not binding on the Board, the Compensation Committees will take into account the outcome of the vote when considering how frequently to hold Say on Pay votes. You may choose from the following alternatives: every year, every two years, every three years or you may abstain. We will ask you to vote on an advisory basis on the frequency of Say on Pay votes at least once every six years.
After careful consideration, the Board recommends that future Say on Pay votes occur every three years. We believe that this frequency is appropriate for the following reasons:
• Our compensation programs do not change significantly from year to year and we seek to be consistent;
• A longer frequency is consistent with long-term compensation objectives, which is a meaningful portion of our total compensation;
• Although our executive total compensation program establishes both short and long-term strategic goals, a triennial vote corresponds with the three year performance period under our long-term incentive awards; and
• As discussed under “Risk Assessment Process”, we reviewed our incentive plans to ensure they do not promote unnecessary and excessive risk that might threaten the value of the Company.

For the foregoing reasons, we encourage our stockholders to evaluate our executive compensation programs over a multi-year period and to review the three years of our Named Executive Officers’ compensation reported in the Summary Compensation Table above. In addition, we believe that a Say on Pay vote every three years will provide sufficient time for our Compensation Committee and the Board to evaluate the results of the most recent Say on Pay vote, to discuss the implications of that vote with stockholders to the extent necessary, to develop and implement any adjustments to our executive compensation programs that may be appropriate in light of a past Say on Pay vote, and for stockholders to evaluate the Compensation Committee’s actions. In this regard, because the Say on Pay vote occurs after we have already implemented our executive compensation programs for the current year, and because the different elements of compensation are designed to operate in an integrated and balanced manner, we expect that in certain cases it may not be appropriate or feasible to fully address and respond to any one year’s Say on Pay vote by the time of the following year’s annual meeting of stockholders.
The Board is aware of and took into account views that some have expressed in support of conducting an annual advisory vote on executive compensation. We are aware that some investors and commentators believe that annual advisory votes will enhance or reinforce accountability. However, other mechanisms, such as requirements for stockholder approval of employee stock plans, the election of directors generally, and the ability of stockholders to communicate with the board of directors allow stockholders to provide input on an ongoing basis, including in ways which may be more precise in terms of expressing views on particular compensation practices. Thus, we view the Say on Pay vote as an additional, but not exclusive, opportunity for our stockholders to communicate with us regarding their views on the Company’s executive compensation practices. In addition, because our executive compensation programs have typically not changed materially from year-to-year and are designed to operate over the long-term and to enhance long-term performance, we are concerned that an annual advisory vote on executive compensation could lead to over-emphasizing the near-term effect of our executive compensation programs. In any event, although we believe that holding a Say on Pay vote every three years is the best course, we will periodically reassess that view and can provide for an advisory vote on executive compensation on a more frequent basis if appropriate.
THE BOARD RECOMMENDS A VOTE “FOR” FUTURE SAY ON PAY VOTES EVERY THREE YEARS.
PROPOSAL VI — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Independent Registered Public Accounting Firm for the year ended December 31, 2010 was KPMG LLP (“KPMG”). The Audit Committee has approved the engagement of KPMG to be our Independent Registered Public Accounting Firm for the year ending December 31, 2011, subject to the ratification of the engagement by our stockholders at the Annual Meeting. Representatives of KPMG are expected to attend the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
Stockholder ratification of the selection of KPMG is not required by our bylaws or otherwise. However, the Board is submitting the selection of the Independent Registered Public Accounting Firm to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of KPMG, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may, at its discretion, direct the appointment of a different Independent Registered Public Accounting Firm at any time during the year if it determines that such change is in the best interests of our stockholders.
Fees Paid to KPMG
The aggregate fees billed by KPMG for professional services rendered during 2010 and 2009 are as follows:
Audit Fees
The aggregate fees billed to us by KPMG for professional services rendered for the audits of our annual consolidated financial statements and the effectiveness of internal controls over financial reporting, review of the consolidated financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by KPMG in connection with statutory and regulatory filings and engagements were $1,187,680 and $854,270 during 2010 and 2009, respectively.

Audit Related Fees
The aggregate fees billed to us by KPMG for assurance and related services rendered that are reasonably related to the performance of the audit of and review of the consolidated financial statements, and that are not already reported in “Audit Fees” above, were $478,300 and $513,710 during 2010 and 2009, respectively. These services in 2010 were related to providing comfort letters and consents for our senior debt issuance and NewAlliance merger proxy-prospectus. All audit related fees billed by KPMG during 2010 were pre-approved by the Audit Committee.
Tax Fees
The aggregate fees billed to us by KPMG for professional services rendered for tax compliance were $40,800 and $42,100 during 2010 and 2009, respectively. The aggregate fees billed by KPMG for tax advice and tax planning were $238,095 and $111,611 during 2010 and 2009, respectively. These services primarily included the review of tax returns and quarterly tax provisions, audit support, and Pennsylvania state tax planning, which is where the Harleysville branches are located. All tax fees billed by KPMG during 2010 were pre-approved by the Audit Committee.
All Other Fees
The aggregate fees billed to us by KPMG for all other fees totaled $345,764 and $953,483 during 2010 and 2009, respectively. The 2010 fees were primarily related to services performed to determine our compliance with Office of the Comptroller of the Currency regulations and to assist with our response to a comment letter we received from the SEC. The 2009 fees were related to due diligence performed for our acquisition of 57 National City Bank branch locations and our merger with Harleysville.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the Independent Registered Public Accounting Firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to particular service or category of services and is subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chair when necessary, with subsequent reporting to the Audit Committee. The Independent Registered Public Accounting Firm and management are required to report to the Audit Committee quarterly regarding the extent of services provided by the Independent Registered Public Accounting Firm in accordance with this pre-approval policy, and the fees for the services performed to date.
Required Vote and Recommendation of the Board
In order to ratify the appointment of KPMG as Independent Registered Public Accounting Firm for 2011 the proposal must receive a “FOR” vote by at least a majority of the votes cast at the Annual Meeting, either in person or by proxy.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING
In order to be eligible for inclusion in the proxy materials for next year’s Annual Meeting of stockholders, any stockholder proposal to take action at such meeting must be received at our Executive Office, 726 Exchange Street, Suite 618, Buffalo, New York 14210, attention: Corporate Secretary, no later than November 18, 2011. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.
Advance Notice of Business to be Conducted at an Annual Meeting
The Company’s bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board of Directors, the stockholder must give written notice to the Secretary of the Company not less than one hundred and twenty (120) days prior to the date of the Company’s proxy materials for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made. The notice must include the stockholder’s name, record address, number of shares owned, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.
Accordingly, advance written notice for certain business or nominations to the Board to be brought before that meeting must be given to the Company by November 18, 2011. If notice is received after that date, it will be considered untimely, and the Company will not be required to present the matter at the meeting.
OTHER MATTERS
The Board is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement. However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.
The Audit Committee Report and the Report of the Compensation Committee included in this proxy statement shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference. The Audit Committee Report shall not otherwise be deemed filed under such Acts.
MISCELLANEOUS
We will incur the costs of soliciting proxies. Upon request, we will reimburse brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitations by mail, directors, officers, and other of our employees may solicit proxies personally or by telephone without additional compensation. We have retained D.F. King & Co., Inc., a proxy solicitation firm, to assist in the solicitation of proxies for the Annual Meeting, for a fee of $8,000, plus out-of-pocket expenses.

An additional copy of our annual report on Form 10-K for the year ended December 31, 2010, will be furnished without charge upon written or telephonic request to Linda Mussen, Senior Executive Assistant, Administrative Center, 6950 S. Transit Road, P.O. Box 514, Lockport, NY 14095 or call (716) 625-7573.

Buffalo, New York March 18, 2011	/s/ John Mineo John Mineo Corporate Secretary

Appendix A
SIXTH:
A. The number of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. At the annual meeting of stockholders that is held in calendar year 2011, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the annual meeting of stockholders that is held in calendar year 2014 and until such directors’ successors shall have been elected and qualified. Commencing at the annual meeting of stockholders that is held in calendar 2012, directors shall be elected annually for terms of one year, except that any director in office at the 2012 annual meeting whose term expires at the annual meeting of stockholders held in calendar year 2013 or 2014 (a “Continuing Classified Director “) shall continue to hold office until the end of the term for which such director was elected and until such director’s successor shall have been elected and qualified. At each annual meeting of stockholder thereafter, all directors shall be elected for terms expiring at the next annual meeting of stockholder and until such directors’ successors shall have been elected and qualified.
B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the Directors then in office, though less than a quorum, and Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.
C. Advance notice of stockholders nominations for the election of Directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.
D. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any Director, or the entire Board of Directors, may be removed from office at any time, but only by the affirmative vote of the holders of at least 80 percent of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors (after giving effect to the provisions of Article FOURTH of this Certificate of Incorporation (“Article FOURTH”)), voting together as a single class, provided, however, that Continuing Classified Directors may be removed from office only for cause.

ANNUAL MEETING OF STOCKHOLDERS OF
FIRST NIAGARA FINANCIAL GROUP, INC.
April 26, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of meeting, proxy statement and proxy card are available at
http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=25872
â  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   â

20430303040300000100 0	042611

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS
AND “FOR” PROPOSALS 2, 3, 4 and 6 WITH A THREE YEAR RECOMMENDATION FOR PROPOSAL 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1.	The election as a director of the nominees listed below (except as marked to the contrary below) for a three-year term.				2.	The amendment of our Certificate of Incorporation to implement the phased in declassifying of our Board of Directors	☐	☐	☐

		NOMINEES:					FOR	AGAINST	ABSTAIN
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡ ¡ ¡	Thomas E. Baker G. Thomas Bowers William H. (Tony) Jones Peter B. Robinson		3.	The amendment to our Certificate of Incorporation to eliminate the “Fair price” provision by deleting the current text of Article EIGHTH	☐	☐	☐
							FOR	AGAINST	ABSTAIN
☐	FOR ALL EXCEPT (See instructions below)				4.	An advisory (non-binding) vote to approve our executive compensation programs and policies as described in this proxy statement	☐	☐	☐

						1 Year	2 Years	3 Years	ABSTAIN
					5.	An advisory (non-binding) vote on the frequency of future votes on executive compensation. ☐	☐	☐	☐

							FOR	AGAINST	ABSTAIN
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●					6.	The ratification of the appointment of KPMG LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2011	☐	☐	☐

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the meeting of the stockholder’s decision to terminate this proxy, then the power of said proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Annual Meeting.

					The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of the Annual Meeting of Stockholders and of a Proxy Statement, dated March 18, 2011.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
				☐		Check box if you plan to attend the Annual Meeting.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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FIRST NIAGARA FINANCIAL GROUP, INC.
ANNUAL MEETING OF STOCKHOLDERS
APRIL 26, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints the official proxy committee of the Board of Directors of First Niagara Financial Group, Inc. (the “Company”), with full powers of substitution, to act as proxies for the undersigned to vote all shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders (“Annual Meeting”) to be held at Larkin at Exchange, 726 Exchange Street, Buffalo, New York 14210 on April 26, 2011, at 10:00 a.m. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:
THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3, 4 AND 6 WITH A THREE YEAR RECOMMENDATION FOR PROPOSAL 5. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THE PROXY COMMITTEE IN ITS DISCRETION. AT THE PRESENT, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.
(Continued and to be signed on the reverse side)
COMMENTS:

■	14475 ■

ANNUAL MEETING OF STOCKHOLDERS OF
FIRST NIAGARA FINANCIAL GROUP, INC.
April 26, 2011
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are
available at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=25872
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
↓  Please detach along perforated line and mail in the envelope provided.  ↓
■    20430303040300000100   0                                                         042611

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS
AND “FOR” PROPOSALS 2, 3, 4 and 6 WITH A THREE YEAR RECOMMENDATION FOR PROPOSAL 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1.	The election as a director of the nominees listed below (except as marked to the contrary below) for a three-year term.			2.	The amendment of our Certificate of Incorporation to implement the phased in declassifying of our Board of Directors		☐	☐	☐

							FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O Thomas E. Baker O G. Thomas Bowers O William H. (Tony) Jones O Peter B. Robinson		3.	The amendment to our Certificate of Incorporation to eliminate the "Fair price" provision by deleting the current text of Article EIGHTH		☐	☐	☐
							FOR	AGAINST	ABSTAIN
				4.	An advisory (non-binding) vote to approve our executive compensation programs and policies as described in this proxy statement		☐	☐	☐
						1 year	2 years	3 years	ABSTAIN
				5.	An advisory (non-binding) vote on the frequency of future votes on executive compensation.	☐	☐	☐	☐
							FOR	AGAINST	ABSTAIN
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				6.	The ratification of the appointment of KPMG LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2011		☐	☐	☐

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the meeting of the stockholder's decision to terminate this proxy, then the power of said proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Annual Meeting.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of the Annual Meeting of Stockholders and of a Proxy Statement, dated March 18, 2011.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
			☐		Check box if you plan to attend the Annual Meeting.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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